================================================================================



                            STOCK PURCHASE AGREEMENT

                           dated as of July 10, 1998

                                     among

                              COAL VENTURES, INC.,

                                    and the

                 SHAREHOLDERS OF EACH OF MID-VOL LEASING, INC.,
               MEGA MINERALS, INC., AND PREMIUM PROCESSING, INC.



================================================================================

                               TABLE OF CONTENTS
                               -----------------

                                                         Page
                                                         ----

Article 1 - Definitions .................................   2

  1.1   Definitions......................................   2
  1.2   Additional Terms.................................   6
  1.3   Rules of Interpretation..........................   6

Article 2 - Purchase and Sale............................   7

  2.1   Purchase of the Shares...........................   7
  2.2   Purchase Price...................................   8

    (a)   Initial Payment................................   8
    (b)   Deferred Amounts...............................   8
    (c)   Net Working Capital Adjustment.................   9
    (d)   Interest on Deferred Payments..................  10
    (e)   Prepayment.....................................  10
    (f)   Reduction in Deferred Payments.................  10

      (i)   Adjustments..................................  10
      (ii)  Offsets......................................  10
      (iii) Evidence of Debt.............................  11

  2.3   Preparation of Returns...........................  11
  2.4   Section 338 Election.............................  11
  2.5   Liabilities......................................  11
  2.6   Allocation of Purchase Price.....................  11
  2.7   Transfer Taxes...................................  12

Article 3 - Representations and Warranties of the
            Shareholders.................................  12

  3.1   Organization.....................................  12
  3.2   Capitalization...................................  12
  3.3   Title to Stock...................................  13
  3.4   Subsidiaries.....................................  13
  3.5   Authority.......................................   13
  3.6   Financial Statements............................   14
  3.7   Tangible Assets.................................   14
  3.8   Absence of Material Change......................   15
  3.9   Tax Matters.....................................   16
  3.10  Undisclosed Liabilities.........................   17
  3.11  Compliance with Law.............................   18

                                                           Page
                                                           ----
  3.12  Contracts.........................................   18
  3.13  Litigation and Pending Proceedings................   19
  3.14  Real Property.....................................   19
  3.15  Condemnation......................................   21
  3.16  Inventory.........................................   21
  3.17  Notes and Accounts Receivable.....................   21
  3.18  Banks, Directors and Officers, and Life Insurance.   21
  3.19  Permits and Bonds.................................   22
  3.20  Intellectual Property.............................   22
  3.21  Proprietary Information...........................   23
  3.22  Insurance.........................................   23
  3.23  Labor Relations...................................   23
  3.24  Employee Benefit Plans............................   24
  3.25  Indebtedness......................................   26
  3.26  Environmental Matters.............................   26
  3.27  Immigration Matters...............................   28
  3.28  Permit Blocking...................................   28
  3.29  Consents and Notices..............................   29
  3.30  Transactions with Affiliates......................   29
  3.31  Distributions.....................................   29
  3.32  Powers of Attorney................................   29
  3.33  Completeness of Statements........................   29

Article 4 - Representations and Warranties of Purchaser...   29

  4.1   Organization......................................   29
  4.2   Authority.........................................   30
  4.3   Litigation and Claims.............................   30
  4.4   Investment Intent.................................   30
  4.5   Financing.........................................   30
  4.6   Permit Blocking...................................   30

Article 5 - Covenants of the Principal Shareholder........   31

  5.1   Record Retention..................................   31
  5.2   Resignations......................................   31
  5.3   Permits...........................................   31
  5.4   Benefit Plans.....................................   31

Article 6 - Covenants of Purchaser........................   31

  6.1   Shareholder Guarantees............................   32
  6.2   Ownership and Control.............................   32

                                                            Page
                                                            ----

Article 7 - Conditions to Obligations of Purchaser........   32

  7.1   Representations, Warranties and Covenants.........   32
  7.2   No Material Adverse Change........................   32
  7.3   Statutory Requirements............................   33
  7.4   Ancillary Agreements..............................   33
  7.5   Deliveries........................................   33
  7.6   Financing.........................................   33
  7.7   Closing...........................................   33
  7.8   Third-Party Consents and Approvals................   33
  7.9   No Injunction.....................................   33
  7.10  No Pending Action.................................   34
  7.11  Due Diligence.....................................   34
  7.12  Board Approval....................................   34

Article 8 - Conditions to Obligations of the Shareholders.   34

  8.1   Representations, Warranties and Covenants.........   34
  8.2   Statutory Requirements............................   34
  8.3   Ancillary Agreements..............................   34
  8.4   Deliveries........................................   35
  8.5   Third-Party Consents and Approvals................   35
  8.6   No Injunction.....................................   35
  8.7   No Pending Action.................................   35
  8.8   Closing...........................................   35

Article 9 - The Closing/Termination.......................   35

  9.1   Date and Place....................................   35
  9.2   Deliveries........................................   35

Article 10 - Survival of Representations and
             Warranties -- Indemnification................   35

 10.1   Survival..........................................   35
 10.2   Indemnity by the Principal Shareholder............   35
 10.3   Indemnity by Purchaser............................   36
 10.4   Remedies; Right of Offset.........................   36
 10.5   Limitations on Indemnity Obligations..............   36
 10.6   Control of Indemnified Matters....................   37
 10.7   Sole and Exclusive Remedy.........................   38
 10.8   No Other Representations, Rescission..............   38

                                                            Page
                                                            ----

Article 11 - Arbitration..................................   38

  11.1  Dispute Resolution................................   38
  11.2  Selection of Arbitrators..........................   39
  11.3  Temporary Injunctive Relief.......................   39
  11.4  Arbitration Rules.................................   39
  11.5  Arbitration Proceedings...........................   39

Article 12 - Miscellaneous................................   39

  12.1  Notices...........................................   39
  12.2  Waivers...........................................   40
  12.3  Expenses..........................................   41
  12.4  Headings; Interpretation..........................   41
  12.5  Annexes and Schedules.............................   41
  12.6  Entire Agreement..................................   41
  12.7  Representations and Warranties, Etc...............   41
  12.8  Governing Law.....................................   42
  12.9  Brokers...........................................   42
  12.10 Counterparts......................................   42
  12.11 Benefit and Binding Effect........................   42
  12.12 Specific Performance..............................   42
  12.13 Severability......................................   42
  12.14 No Consequential Damages..........................   43
  12.15 Post-Closing Assistance...........................   43
  12.16 Cooperation.......................................   43
  12.17 Representations and Warranties....................   43
  12.18 Publicity.........................................   43
  12.19 Hart-Scott-Rodino.................................   43
  12.20 Surety Bond.......................................   43

                           STOCK PURCHASE AGREEMENT
                           ------------------------

     This is a Stock Purchase Agreement, dated July 10, 1998 (this "Agreement"), among (i) Coal Ventures, Inc. ("Purchaser"), a Delaware corporation; and (ii) Richard G. Preservati ("Principal Shareholder"), Nancy Karen Preservati, Richard
G. Preservati, II, Nicholas Shea Preservati, Timothy Boggess and Gina Denise Boggess, who are all of the shareholders (collectively, the "Shareholders") of Mid-Vol Leasing, Inc. ("Mid-Vol"), a West Virginia corporation, Mega Minerals, Inc. ("MMI"), a West Virginia corporation, and Premium Processing, Inc. ("PPI"), a West Virginia corporation (collectively, the "Companies").

                                    RECITALS
                                    --------

     A. The Companies are engaged in the business of mining coal in West Virginia and control coal mining properties in West Virginia and Virginia.

     B. The Shareholders collectively own one hundred percent (100%) of the issued and outstanding shares of the capital stock of the Companies (the "Shares") in the following amounts:

Company           Shareholder         Shares
---------  -------------------------  ------
Mid-Vol    Richard G. Preservati          81
           Nancy Karen Preservati         13
           Nicholas Shea Preservati        2
           Gina Denise Boggess             2
           Richard G. Preservati, II       2

MMI        Richard G. Preservati          81
           Nancy Karen Preservati         19

PPI        Timothy Boggess                75
           Richard G. Preservati           9
           Nancy Karen Preservati          9
           Richard G. Preservati, II       7

     C. The Shareholders wish to sell, and Purchaser wishes to purchase, all of the Shares pursuant to the terms and conditions of this Agreement.

     This Agreement is the definitive acquisition agreement which was contemplated by and which supersedes the Letter of Intent among the parties dated March 25, 1998.

     NOW, THEREFORE, in consideration of the mutual benefits and covenants contained herein, and subject to the terms and conditions set forth herein, the parties agree as follows:

                                   Article 1
                                  Definitions
                                  -----------

      1.1 Definitions.  As used in this Agreement, the following terms shall
          -----------
have the following meanings:

          (a) "Act" shall have the meaning given in Section 3.27.

          (b) "Affiliate" of any Person shall mean (i) a Person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is controlled by a Person that controls, such Person; (ii) any trust or estate in which such Person has a beneficial interest or as to which such Person serves as a trustee or in another fiduciary capacity; and (iii) any spouse, parent or lineal descendent of such Person. As used in this definition, "control" shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies, whether through ownership of securities, partnership or other ownership interests, by contract or otherwise.

          (c) "Assumed Liabilities" shall have the meaning given in Section 2.5.

          (d) "Bonds" shall have the meaning given in Section 3.19(b).

          (e) "Business Days" shall have the meaning given in Section l.3(h).

          (f) "CERCLA" shall have the meaning given in Section 3.26(a).

          (g) "Change of Control" shall mean a sale of substantially all of a Person's assets to a Person other than an Affiliate of the selling party, or the sale of the majority of such Person's stock to a Person other than an Affiliate of the selling party.

          (h) "Charges" shall have the meaning given in Section 3.3.

          (i) "Closing" shall mean the consummation of the transactions contemplated in this Agreement in accordance with the provisions of Article 9.

          (j) "Closing Agreement" shall have the meaning given in Section
3.9(h).

          (k) "Closing Date" shall mean July 10, 1998, or such other date upon which the parties may mutually agree.

          (l) "Code" shall have the meaning given in Section 3.9(a).

          (m) "Companies' Accounting Principles" shall mean normal income tax basis accounting principles, consistent with past practices as applied in the ordinary course of business by the Companies. Schedule 1.1(m) lists the known differences between the Companies' Accounting Principles and GAAP.

          (n) "Companies' Benefit Plans" shall have the meaning given in Section 3.24(b).

          (o) "Companies' Intellectual Property" shall have the meaning given in
Section 3.21.

          (p) "Consents" shall have the meaning given in Section 3.29.

          (q) "Contract Mining Agreement" shall mean the Contract Mining Agreement, in the form attached hereto as Annex 1.1(q), dated of even date herewith, by and between Mid-Vol and Extra Energy, Inc. ("EEI").

          (r) "Contributed Assets" shall have the meaning given in Section
2.1(b).

          (s) "Contributed Permit" shall have the meaning given in Section 3.19(a).

          (t) "Current Assets" shall have the meaning given in Section
2.2(c)(i).

          (u) "Current Liabilities" shall have the meaning given in Section 2.2(c)(i).

          (v) "Deductible" shall have the meaning given in Section 10.5(a)(ii).

          (w) "Deferred Payments" shall have the meaning given in Section
2.2(b).

          (x) "employee benefit plan(s)" shall have the meaning given in Section 3.24(a).

          (y) "employee pension benefit plan(s) shall have the meaning given in
Section 3.24(a).

          (z) "Environmental Complaint" shall have the meaning given in Section 3.26(f).

          (aa) "ERISA" shall have the meaning given in Section 3.24(a).

          (bb) "Excluded Assets" shall have the meaning given in Section 2.1(b).

          (cc) "Financial Statements" shall mean the annual unaudited balance sheet and statement of income for each of the Companies prepared in accordance with the Companies' Accounting Principles for the fiscal year ended December 31, 1997, a copies of which are attached hereto as Annex 1.1(cc).

          (dd) "Future Relationship Agreement" shall mean the Coal Marketing, Non-Competition and Right of First Refusal Agreement, substantially in the form attached hereto as Annex 1.1(dd), to be entered into and delivered at Closing by Purchaser and Richard G. Preservati or any Affiliates of both, which are mutually acceptable to Richard G. Preservati and Purchaser.

          (ee) "GAAP" shall mean generally accepted accounting principles in effect from time to time.

          (ff) "Hazardous Discharge" shall have the meaning given in Section 3.26(e).

          (gg) "Hazardous Material" shall have the meaning given in Section 3.26(a).

          (hh) "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the regulations and Premerger Notification and Report Form promulgated thereunder.

          (ii) "Initial Payment" shall have the meaning given in Section 2.2(a).

          (jj) "Intellectual Property" shall mean trade names, trademarks or service marks, together with the good will associated therewith, and patents held by the Companies material to and used in the ordinary course of the business of the Companies.

          (kk) "Interim Financial Statements" shall mean each Company's most recent unaudited balance sheet, prepared in accordance with the Companies' Accounting Principles, available at the date of this Agreement (the "Interim Balance Sheet"), and each Company's most recent related unaudited statement of income, prepared in accordance with the Companies' Accounting Principles consistent with past practices and in the ordinary course of business, available at the date of this Agreement (the "Interim Income Statement"), copies of which are attached hereto as Annex 1.1(kk).

          (ll) "Leased Real Property" shall have the meaning given in Section 3.14(a).

          (mm) "Leases" shall have the meaning given in Section 3.14(a).

          (nn) "Liabilities" (whether or not capitalized) shall mean all accounts payable, notes payable, liabilities, commitments, indebtedness or obligations of any kind whatsoever, whether absolute, accrued, contingent, matured or unmatured, of any Company, or to which any property or assets of any Company are subject.

          (oo) "Loss" shall have the meaning given in Section 10.2.

          (pp) "Material" (whether or not capitalized) shall mean, with respect to any Person, changes in the business, assets, financial condition or results of operations of such Person resulting in a loss therefrom in excess of Two Hundred Fifty Thousand Dollars ($250,000.00); provided, however, that, to the extent Material shall relate to more than one Person, then Material shall mean, with respect to such group of Persons, changes in business, assets, financial condition or results of operations of such group of Persons (taken as a whole) resulting in a loss therefrom, in the aggregate, in excess of Two Hundred Fifty Thousand Dollars ($250,000.00).

          (qq) "Mid-Vol Permits" shall have the meaning given in Section
3.19(a).

          (rr) "Mining Data" shall mean all geological data, reserve data, mine maps, core hole logs and associated data, coal measurements, coal samples, lithologic data, coal reserve calculations or reports, washability analysis or reports, mine plans, mining permit applications and supporting data, engineering studies and all other information, legal documents, maps, reports and data in the possession of the Companies with regard to the coal relating to or affecting the coal reserves, coal ownership, the Real Property, mining conditions, mines and mining plans of the Companies as prepared and utilized by them in the ordinary course of their operations.

          (ss) "multi-employer plan" shall have the meaning given in Section 3.24(i).

          (tt) "Net Working Capital" shall have the meaning given in Section 2.2(c)(i).

          (uu) "Note" shall have the meaning given in Section 2.2(f)(iii).

          (vv) "Notices" shall have the meaning given in Section 12.1.

          (ww) "Other Documents" shall mean the Future Relationship Agreement, the Contract Mining Agreement, the Regal Rock Agreement and all other agreements, certificates, opinions, instruments or documents contemplated by, required by or referred to in, this Agreement for the consummation of the transactions contemplated hereby.

          (xx) "Owned Real Property" shall have the meaning given in Section 3.14(b).

          (yy) "Owned Tangible Assets" shall have the meaning given in Section 3.7(a).

          (zz) "PCBs" shall have the meaning given in Section 3.26(a).

          (aaa) "Permits" shall have the meaning given in Section 3.19(a).

          (bbb) "Permitted Encumbrances" shall have the meaning given in Section 3.14(c).

          (ccc) "Person" shall mean any person, firm, trust, partnership, corporation or other business entity.

          (ddd) "Principal Shareholder's knowledge" shall have the meaning given in Section 12.6.

          (eee) "Production Payments" shall have the meaning given in Section 2.2(b)(ii).

          (fff) "Purchase Price" shall have the meaning given in Section 2.2.

          (ggg) "Real Property" shall mean the Owned Real Property and the Leased Real Property, collectively.

          (hhh) "Regal Rock" shall mean Regal Rock, Inc.

          (iii) "Regal Rock Agreement" shall mean the Agreement of even date herewith, between Mid-Vol, Regal Rock, Inc., and Liberty Land LLC.

          (jjj) "Related Party Agreement" shall mean any contract, agreement or understanding between any Company, on the one hand, and any Shareholder or Affiliate of any Shareholder, on the other hand, other than the Contract Mining Agreement, the Future Relationship Agreement, the Transition Services Agreement, and the Bill of Sale of even date herewith between Mid-Vol and Ritchie Equipment, Inc., for the coal fines owned by Ritchie Equipment, Inc.

          (kkk) "Required Consents" shall have the meaning given in Section
3.29.

          (lll) "Rules" shall have the meaning given in Section 11.4.

          (mmm) "Shareholder Guarantees" shall have the meaning given in Section 6.1.

          (nnn) "Surety Bond" shall have the meaning given in Section 12.20.

          (ooo) "Tangible Contributed Assets" shall have the meaning given in
Section 3.7(a).

          (ppp) "Tax" shall have the meaning given in Section 3.9(a).

          (qqq) "Tax Return" shall have the meaning given in Section 3.9(a).

          (rrr) "Transition Services Agreement" shall mean the Transition Services Agreement of even date herewith among Purchaser, Richard G. Preservati, Michael J. Quillen and Ritchie Equipment, Inc.

          (sss) "Working Capital Statement" shall have the meaning given in
Section 2.2(c)(ii).

      1.2 Additional Terms.  Other capitalized terms used in this Agreement but
          ----------------
not defined in Section 1.1 above shall have the meanings ascribed to them wherever such terms first appear in this Agreement; or, if no meanings are so ascribed, the meanings customarily associated with such terms in the coal mining industry.

      1.3 Rules of Interpretation.
          -----------------------

          (a) The singular includes the plural and the plural includes the singular.

          (b)  The word "or" is not exclusive.

          (c) A reference to a Person includes its permitted successors and permitted assigns.

          (d) The words "include," "includes" and "including" are not limiting.

          (e) A reference in a document to an Article, Section, Exhibit, Schedule, Annex or Appendix is to the Article, Section, Exhibit, Schedule, Annex or Appendix of such document unless otherwise indicated. Exhibits, Schedules, Annexes or Appendices to any document shall be deemed incorporated by reference in such document.

          (f) References to any document, instrument or agreement (a) shall include all exhibits, schedules and other attachments thereto, (b) shall include all documents, instruments or agreements issued or executed in replacement thereof, and (c) shall mean such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified and supplemented from time to time and in effect at any given time.

          (g) The words "hereof," "herein" and "hereunder" and words of similar import when used in any document shall refer to such document as a whole and not to any particular provision of such document.

          (h) References to "days" shall mean calendar days, unless the term "Business Days" shall be used. "Business Days" shall mean all days other than any Saturday, Sunday or legal holiday in West Virginia.

          (i) This Agreement and the Other Documents are the result of negotiations among, and have been reviewed by, Purchaser and the Shareholders. Accordingly, this Agreement and the Other Documents shall be deemed to be the product of all parties thereto, and no ambiguity shall be construed in favor of or against any party.

                                   Article 2
                               Purchase and Sale
                               -----------------

      2.1 Purchase of the Shares.
          ----------------------

          (a) Subject to the terms and conditions of this Agreement, the Shareholders hereby agree to sell, transfer and deliver to Purchaser, and Purchaser hereby agrees to purchase, the Shares.

          (b) The Shareholders or Affiliates thereof shall retain and assume, as the case may be, pursuant to agreements and instruments (including instruments of conveyance) reasonably acceptable to the Shareholders and Purchaser, the assets and rights listed on Schedule 2.1(b)(i) hereof (collectively, the "Excluded Assets"). As soon as reasonably possible after the Closing, the Shareholders or their Affiliates shall transfer or contribute to the Companies the Contributed Permits and railroad siding agreements as set forth on Schedule 2.1(b)(iii) hereof (collectively, and along with the items set forth on Schedule 2.1(b)(ii), the "Contributed Assets"). All costs and expenses incurred in connection with the transfer to the Shareholders or their Affiliates, as the case may be, of the Excluded Assets and for the transfer to the Companies of the Contributed Assets, as contemplated by this Section 2.1, shall be for the account of and shall be paid by the Shareholders, and the Shareholders shall pay and discharge, and indemnify Purchaser and hold Purchaser harmless from and against, all such costs and expenses, including all transfer or stamp duty taxes, if any, due and payable in connection with the transfer of the Excluded Assets.

      2.2 Purchase Price.  Subject to the adjustments as provided in this
          --------------
Article 2, the purchase price (the "Purchase Price") for the Shares shall be Thirty-Five Million Dollars ($35,000,000.00), plus the Production Payments (as defined below), which shall be paid to the Shareholders as follows:

          (a) Initial Payment.  At Closing, Purchaser shall wire to an account
              ---------------
designated by the Shareholders Twenty Million Dollars ($20,000,000.00) in cash or cash equivalent (the "Initial Payment") as adjusted under Section 2.2(c). The Shareholders and Principal Shareholders shall allocate the Initial Payment to each of the individual Shareholders other than Principal Shareholder in the amount agreed by each such individual Shareholder to fully pay each such individual Shareholder the full amount of the Purchase Price allocated to the Shares of such individual Shareholder with the balance of the Initial Payment to be paid to Principal Shareholder.

           (b) Deferred Amounts.
               ----------------

               (i) Subject to any adjustment pursuant to Section 2.2(c), Purchaser shall pay to Principal Shareholder the deferred amount of Fifteen Million Dollars ($15,000,000.00) in equal annual payments of Three Million Dollars ($3,000,000.00) for five (5) years commencing on the first (1st) anniversary of the Closing Date and payable on the following four (4) anniversaries of the Closing Date (the "Deferred Payments").

               (ii) Purchaser shall pay to Principal Shareholder a production payment equal to One Dollar ($1.00) per ton of clean, marketable coal mined and sold by Purchaser or its Affiliates from the Real Property or any other properties in McDowell County, West Virginia or Tazewell County, Virginia, now owned or hereafter acquired by Purchaser or its Affiliates (the "Production Payments"). Purchaser shall pay the Principal Shareholder a Production Payment on the last day of each month for clean, marketable tons of coal mined and sold during the previous month. Upon a Change of Control of Purchaser, or any direct or indirect parent of Purchaser, Purchaser and Principal Shareholder shall negotiate in good faith for a buy-out of the Production Payment or the granting of reasonable additional security (based on amounts owed by Purchaser and the financial condition of the purchasing party) to secure the Production Payments. Upon a sale, assignment, lease, sublease, grant or other transfer of any economic interest in coal on or under any Real Property in McDowell County, West Virginia or Tazewell County, Virginia by Purchaser or its Affiliates to any Person other than an Affiliate of Purchaser and its Affiliates, Purchaser shall ensure that the obligation to make Production Payments to Principal Shareholder is binding on the Person acquiring such interest, and Purchaser and Principal Shareholder shall negotiate in good faith for a buy-out of the portion of the Production Payment relating to the transfer of such property or the granting of reasonable additional security (based on amounts owed by Purchaser and the financial condition of the purchasing party) to secure the portion of the Production Payment relating to the transfer of such property.

          (c) Net Working Capital Adjustment.  To the extent that the Net
              ------------------------------
Working Capital is greater than $0.00 as of the Closing Date, subject to Section 2.2(d)(vi), Purchaser shall pay to the individual Shareholders (as directed by the Shareholders) the amount by which the Net Working Capital of the Companies is greater than $0.00 within five (5) days from the final determination of the amount of Net Working Capital greater than $0.00 with interest thereon on a per diem basis from the Closing Date to the date of payment at the same rate of interest set forth as applicable to the Deferred Payments in Section 2.2(d) of this Agreement. To the extent that the Net Working Capital is less than $0.00 as of the Closing Date, the principal amount of the first Deferred Payment (and, if necessary, any other Deferred Payments) shall be reduced by the amount by which Net Working Capital is less than $0.00 as of the Closing Date pursuant to the terms of this Section 2.2(c).

               (i) "Net Working Capital" means the current assets listed on
Schedule 2.2(c) (the "Current Assets") minus the current liabilities listed on
Schedule 2.2(c) (the "Current Liabilities"), with Current Assets and Current Liabilities accounts determined and calculated in accordance with the Companies' Accounting Principles, subject to the last sentence of Section 2.2(c)(iii).

               (ii) Within ten (10) Business Days after the Closing Date, the Shareholders shall prepare and deliver to Purchaser a statement of working capital showing the Net Working Capital as of the Closing Date which shall be prepared (and for which working capital shall be calculated) in accordance with
Schedule 2.2(c) (the "Working Capital Statement"). The parties acknowledge that this calculation is made solely for the purposes of computing the adjustment to the Purchase Price based on the Net Working Capital of the Companies under this
Section 2.2(c).

               (iii) For purposes of the determination of and inclusion in the Current Assets, the Principal Shareholder shall make a physical inventory of the coal inventory in the stockpiles of the Companies as of the close of business on the Closing Date. The taking of the coal inventory may be observed and monitored by Purchaser and/or its engineer representatives. Such coal inventory shall be determined by methods consistent with the Companies' past practices or as otherwise agreed upon by Purchaser and the Principal Shareholder. The physical count and verification of coal inventory shall be certified by the Principal Shareholder's engineering firm and confirmed by Purchaser's engineering firm. The Principal Shareholder and Purchaser shall each bear the fees, costs and expenses of their respective engineering firms. The coal inventory of the Companies in the stockpiles shall be included in the Current Assets of the Companies at a value per ton agreed to in writing by the Principal Shareholder and Purchaser.

               (iv) The Working Capital Statement shall become final for all purposes on the date that is twenty-five (25) Business Days after the Closing Date unless Purchaser has delivered to the Shareholders a statement describing its objections thereto prior to such date. Purchaser and the Shareholders shall use reasonable efforts to resolve any such objections. If the parties do not achieve a final resolution of such objections within ten (10) days following the expiration of such 25-day period, Purchaser and the Shareholders shall select a mutually acceptable accounting firm to resolve any remaining objections. If Purchaser and the Shareholders are unable to agree on the choice of an accounting firm before the expiration of the foregoing 10-day period, they shall select a nationally recognized accounting firm by lot (after excluding their respective regular outside auditors) before the expiration of such 10-day period. The determination of the accounting firm so selected regarding the matters in dispute will be set forth in writing and will be conclusive and binding upon the parties. The selected accounting firm shall be retained jointly by the parties on the condition, among other things, that it shall notify the parties of its determination within thirty (30) days after its selection. The Working Capital Statement prepared by such accounting firm shall be final and binding on the parties for purposes of this Section 2.2(c). The parties shall each pay one-half of the fees and expenses of such accounting firm.

               (v) Purchaser shall make the books, records and financial staff of the Companies available to the Shareholders, their accountants and other representatives at reasonable times and upon reasonable notice during the preparation by the Shareholders of the Working Capital Statement and the resolution by the parties of any objections thereto.

               (vi) Notwithstanding the above provisions in this Section 2.2(c), Purchaser shall pay to the Principal Shareholder as part of the Net Working Capital Adjustment the full amount of all amounts received by Purchaser or the Companies as payment for all outstanding accounts receivable as of the Closing Date for coal sales (Accounts Receivable-Trade) made by the Companies. Such payment shall be made to the Principal Shareholder by Purchaser within five (5) business days from receipt thereof by Purchaser or the Companies.

          (d) Interest on Deferred Payments.  Purchaser shall pay interest on
              -----------------------------
the outstanding balance of the Purchase Price until the Purchase Price is paid in full. Accrued interest shall be due and payable annually on each anniversary of the Closing Date that any amount of the Purchase Price is outstanding. The interest rate shall be equal to the prime rate listed in The Wall Street Journal Money Section on the date that is five (5) Business Days preceding the date the interest payment is due and payable, provided, however, that the interest rate shall not be greater than nine percent (9%) or less than five percent (5%).

          (e) Prepayment.  Purchaser shall have the right to prepay the
              ----------
Deferred Payments in part or in full without penalty.

          (f) Reduction in Deferred Payments.
              ------------------------------

               (i) Adjustments.  If the Deferred Payments are adjusted downward
                   -----------
pursuant to this Article 2, Purchaser shall be entitled to withhold and retain any and all Deferred Payments up to the amount of such adjustment. Such adjustment to the Deferred Payments shall be effective on the date that Purchaser provides written notice of the adjustment to the Principal Shareholder.

               (ii) Offsets.  Purchaser shall have a right to offset the
                    -------
Deferred Payments by all amounts due and owing by Principal Shareholder to Purchaser under this Agreement or otherwise. Such offset right shall be effective against the Deferred Payments in inverse order of maturity upon the date that Purchaser provides written notice of the offset to the Principal Shareholder; provided, however, that any right of offset shall be effective against any and all Deferred Payments to the extent and only to the extent that
(i) the Principal Shareholder has admitted in writing that such amount is owed to Purchaser, or (ii) such amount is owed pursuant to any final court judgment or binding arbitration award.

              (iii) Evidence of Debt.  Purchaser shall execute a promissory note
                    ----------------
(the "Note") for the benefit of Principal Shareholder evidencing the indebtedness from Purchaser to Principal Shareholder of the Deferred Payments payable as the Deferred Payments with interest thereon and upon terms and conditions as set forth above in this Article 2. The Note shall be in the form attached hereto as Annex 2.2(f) and shall be delivered at the Closing to Principal Shareholder duly executed by Purchaser.

      2.3 Preparation of Returns.  Shareholders hereby reserve and shall have
          ----------------------
the right to prepare and file the final S Corporation returns for Mid-Vol and MMI for the period ending on the Closing Date.

      2.4 Section 338 Election.  In the event Purchaser desires to make an
          --------------------
election pursuant to Code Section 338(h)(10) (the discretion to make such election being exercisable in the sole and absolute discretion of Purchaser), the Shareholders shall cause the Companies to (i) make, consent to, and undertake all reasonable actions necessary to give effect to such election, and
(ii) agree and consent to Purchaser's allocation of the Purchase Price of the Shares to the Assets of the Companies after Closing and prepare all Tax Returns in accordance with such election; provided, however, that the Shareholders' obligations under this Section 2.4 shall arise only if Purchaser agrees in writing to pay the Shareholders an amount agreed upon by the parties as the amount by which the Shareholders' federal and state income Tax liability arising from their sale of the Shares increases as a result of making such election, the purchase price allocation and the payment of the additional amount for the increased income Tax liability of the Shareholders. If the Purchaser and the Principal Shareholder cannot agree on the amount of additional income Tax liability to be paid under the previous sentence, Purchaser and Principal Shareholder agree to resolve such dispute in accordance with the procedure set forth in Section 2.2(c)(iv).

      2.5 Liabilities.  The Companies shall retain, and Purchaser shall
          -----------
indemnify Shareholders for, all liabilities of the Companies which have been disclosed by this Agreement, or have otherwise been specifically disclosed to Purchaser, including all items listed on the Schedules and Annexes hereto, except for the items listed on Schedule 2.5. The Principal Shareholder hereby assumes the liabilities of the Companies set forth on Schedule 2.5 (the "Assumed Liabilities") and all liabilities of any Company which have not been disclosed by this Agreement or otherwise specifically disclosed to Purchaser.

      2.6 Allocation of Purchase Price.  The parties agree to file any and all
          ----------------------------
applicable Tax Returns and other required tax schedules in accordance with such allocation and Code Section 338 and will not adopt or otherwise assert tax positions inconsistent therewith. The parties each shall prepare and file completed Form 8023 for the taxable year in which the Closing takes place, which form shall be consistent with the requirements set forth in this Section 2.6.

      2.7 Transfer Taxes.  The Shareholders shall pay any (i) real property
          --------------
transfer taxes payable in connection with the conveyances hereunder and (ii) recording and other fees in connection therewith.

                                   Article 3
               Representations and Warranties of the Shareholders
               --------------------------------------------------

     The Principal Shareholder represents and warrants to Purchaser, as of the date hereof and as of the Closing Date, as follows and the other Shareholders join the Principal Shareholder in making the representations and warranties set forth in Sections 3.3 and 3.5(a):

      3.1 Organization.
          ------------

          (a) Each Company is a corporation duly organized and validly existing under the laws of the State of West Virginia, and has full corporate power and authority to own, lease and operate its properties as such properties are now owned, leased and operated, and to conduct its business as and where its business is now conducted. Each Company is qualified to do business and is in good standing in all jurisdictions in which the character of the properties owned or leased by it, or the nature of the activities conducted by it, makes such qualification necessary. Schedule 3.1(a) lists the jurisdictions in which each Company is qualified to do business.

          (b) True and complete copies, with all amendments, of the articles of incorporation of each Company (certified as of a recent date by the West Virginia Secretary of State), the bylaws of each Company (certified as of the date hereof by the Secretary of such Company), and the minute books of each Company have been furnished to Purchaser by the Principal Shareholder. The corporate minute books of each Company are correct and complete in all material respects, authorize or ratify the material corporate actions taken by the directors and shareholders of each Company, and record all resolutions adopted by them. None of the Companies is in violation of its articles of incorporation or bylaws. All material corporate actions required of each Company have been taken, and all material reports or returns required to be filed by each Company have been filed and all material amounts due and owing thereunder have been paid in full. No Company is a party to any agreement or instrument, is subject to any charter or other corporate restriction or to any judgment, decree, writ, injunction, order, award, or, other than in the ordinary course of business, any law, rule, regulation, code or ordinance which materially adversely affects, or might reasonably be expected to materially and adversely affect the properties or assets, earnings, business, operation, affairs, prospects or condition (financial or otherwise) of any of the Companies or the ability of the Companies to consummate the transactions contemplated by this Agreement.

      3.2 Capitalization.
          --------------

          (a) The authorized capital stock of Mid-Vol consists of one hundred
(100) shares of common stock of Ten Dollars ($10.00) par value, of which one hundred (100) shares are issued and outstanding, and no shares of preferred stock. The authorized capital stock of MMI consists of one hundred (100) shares of common stock of Ten Dollars ($10.00) par value, of which one hundred (100) shares are issued and outstanding, and no shares of preferred stock. The authorized capital stock of PPI contains one hundred (100) shares of common stock of Ten Dollars ($10.00) par value, of which one hundred (100) shares are issued and outstanding, and no shares of preferred stock.

          (b) All of the Shares have been duly authorized and validly issued, and are fully paid and nonassessable. To the best of Principal Shareholder's knowledge, no ownership interest in any of the Companies has ever been challenged and no Person has ever threatened to challenge such interest. There are no outstanding subscription rights, warrants, options, conversion rights, or other rights or agreements of any kind whatsoever entitling any Person to purchase or acquire any interest in any of the Shares. There are no agreements between the Shareholders and any other Person with respect to the voting and transfer of the Company's capital stock or the control of the Companies. None of the Shares have been issued in violation of any federal, state or other law pertaining to the issuance of securities or in violation of any rights, preemptive or otherwise, of any Person.

      3.3 Title to Stock.  The Shareholders have, and at the Closing will have,
          --------------
good and marketable (legal and beneficial) title to the Shares, free and clear of all liens, pledges, proxies, voting trusts, licenses, security interests, options, claims, charges, restrictions or encumbrances of any kind or nature whatsoever (collectively, "Charges"), and there are no outstanding purchase agreements, options, warrants, or other rights of any kind whatsoever entitling any Person to purchase or acquire an interest in any of the Shares or restricting their transfer in accordance with this Agreement. Each Shareholder owns of record and beneficially the Shares set forth by his name in Recital B. Upon delivery of the certificates representing the Shares, and upon receipt of the Initial Payment, good and valid title to the Shares will pass to Purchaser, free and clear of all Charges.

      3.4 Subsidiaries.  No Company owns, or has ever owned, any capital stock
          ------------
of any other corporation or any interest in any other Person.

      3.5 Authority.
          ---------

          (a) The Shareholders have full right, power, authority, and capacity to execute and deliver this Agreement and the Other Documents, and to perform their respective obligations under this Agreement and the Other Documents. This Agreement and the Other Documents constitute valid and legally binding obligations of the Shareholders, enforceable in accordance with their terms, subject to any required third-party consents.

          (b) The execution and delivery of this Agreement and the Other Documents, except as set forth on Schedule 3.5(b), the consummation of the transactions contemplated hereby and thereby, and the performance and fulfillment of their respective obligations and undertakings hereunder and thereunder by the Shareholders and the Companies will not: (i) violate or conflict with any provision of, or result in the breach of or accelerate or permit the acceleration of any performance required by the terms of, or create in any Person the right to terminate, modify, cancel or require any notice under: (A) the articles of incorporation or bylaws of any Company, (B) any material contract, agreement, arrangement, license or undertaking to which any Company or any Shareholder is a party or by which any of them may be bound, (C) any judgment, decree, writ, injunction, order or award of any arbitration panel, court or governmental authority, or (D) any applicable law, ordinance, rule or regulation of any governmental body; (ii) result in the creation of any Charge upon any of the properties or assets (whether real or personal, tangible or intangible) of any Company; (iii) terminate or cancel, or result in the termination or cancellation of, any material agreement or undertaking to which any Company is a party or by which any Company is bound; or

(iv) in any way affect or violate the terms or conditions of, or result in the cancellation, modification, revocation or suspension of any of the Mid-Vol Permits.

          (c) Except as set forth on Schedule 3.5(c), the execution and delivery of, and the performance and consummation of the transactions contemplated by, this Agreement and the Other Documents have been duly authorized by all requisite corporate and personal action. All other material consents, approvals, authorizations, releases or orders required of or for the Company and the Shareholders for the authorization, execution, and delivery of, and for the performance and consummation of the transactions contemplated by, this Agreement and the Other Documents will have been obtained prior to the Closing. Except as set forth on Schedule 3.5(c), no notices, filings or authorizations are required to be given, filed or obtained from any Governmental Authority.

      3.6 Financial Statements.  The Principal Shareholder has delivered to
          --------------------
Purchaser, and there are attached hereto as Annexes 1.1(cc) and 1.1(kk), respectively, true and complete copies of the Interim Financial Statements and the Financial Statements. The Interim Financial Statements and Financial Statements have been prepared in accordance with the Companies' Accounting Principles and present fairly the assets, liabilities, revenues, and expenses on the income tax basis of accounting at the time of their preparation.

      3.7 Tangible Assets.
          ---------------

          (a) Schedule 3.7(a) sets forth a true and complete list of all the principal items of machinery, equipment, vehicles, and other tangible personal property now owned by each Company in its business other than owned Excluded Assets (the "Owned Tangible Assets"). Except as set forth on Schedule 3.7(a), as of the Closing Date and immediately following the consummation of the transactions at Closing, each Company will have good and marketable title to its Owned Tangible Assets, free and clear of all Charges. Except as set forth on
Schedule 3.7 (a), immediately following the transfer into a Company of the Contributed Assets that are tangible assets (the "Tangible Contributed Assets"), the Companies shall have good and marketable title to their Tangible Contributed Assets, free and clear of all charges. The execution and delivery of this Agreement, and the consummation of the transactions contemplated by this Agreement, will not result in the creation of any Charge on any of the Owned Tangible Assets or the Tangible Contributed Assets. The Owned Tangible Assets and the Tangible Contributed Assets shall be in substantially the same condition on the Closing Date as they were at the time they were inspected by Purchaser, except for normal wear and tear and deterioration associated with the operation of such assets in the ordinary course of the Companies' business, and are suitable for the purposes for which they are presently used.

          (b) There are no principal items of machinery, equipment, vehicles, and other tangible personal property now leased by each Company in its business other than leased Excluded Assets.

      3.8 Absence of Material Change.
          --------------------------

          (a) Except as set forth on Schedule 3.8(a), the business and affairs of the Companies have been conducted only in the ordinary course.

          (b) Except as set forth on Schedule 3.8(b), since March 25, 1998, (i) there has been no material adverse change in the condition (financial or otherwise), assets, liabilities, or earnings, or, to the best of Principal Shareholder's knowledge, the business, operations or affairs of the Companies, other than changes in the ordinary course of business, none of which either singly or in the aggregate has been materially adverse; and (ii) there has been no damage, destruction, loss or other occurrence or development (whether or not insured against), which either singly or in the aggregate materially adversely affects (and the Principal Shareholder does not know, or have any reasonable grounds to know, of any threatened occurrence or development which could materially adversely affect) the condition (financial or otherwise), assets, liabilities, earnings, business, operations or affairs of the Companies.

          (c) Except as set forth on Schedule 3.8(c), since March 25, 1998, no Company has: (i) created or incurred any liability, commitment or obligation (absolute or contingent), of Fifty Thousand Dollars ($50,000.00) or more, except unsecured current liabilities incurred for money borrowed in the ordinary course of business; (ii) mortgaged, pledged or subjected to any lien or otherwise encumbered any of its assets, tangible or intangible other than the Excluded Assets; (iii) discharged or satisfied any lien, security interest or encumbrance, or paid any obligation or liability (absolute or contingent), other than current liabilities due and payable in the ordinary course of business, except as necessary to transfer the Excluded Assets or to terminate the Related Party Agreements; (iv) made any investment in or loan to another Person totaling more than One Hundred Thousand Dollars ($100,000.00) or outside the ordinary course of business; (v) changed any accounting practice (including, without limitation, any accounting practice followed or employed in preparing the Financial Statements or the Interim Financial Statements) or any material business practice; (vi) entered into any employment contract or collective bargaining agreement; (vii) waived any rights of substantial value or terminated or amended, or suffered the termination or amendment of, any contract, lease, agreement or license involving an annual consideration of Fifty Thousand Dollars ($50,000.00) or more, except as necessary to transfer the Excluded Assets or to terminate the Related Party Agreements; (viii) made any capital expenditures or any capital additions or betterments which in the aggregate exceeded One Hundred Thousand Dollars ($100,000.00); (ix) adopted, amended, modified or terminated any bonus, profit-sharing, incentive or severance plan; (x) made any loan to, or entered into any transaction with, any of its officers, directors, or employees which loan or transaction shall not terminate prior to the closing; (xi) sold or otherwise disposed of assets, tangible or intangible for an aggregate consideration of Fifty Thousand Dollars ($50,000.00) or more, except in the ordinary course of business or in contemplation of the performance of the terms and conditions of this Agreement; (xii) directly or indirectly purchased, retired, redeemed, or otherwise acquired, any shares of any Company's stock;
(xiii) paid or agreed to pay, conditionally or otherwise, any bonus, extra compensation, pension or severance pay to any Company's present or former stockholders, directors, officers, agents or employees, or increased the compensation (including salaries, fees, commissions, bonuses, profit sharing, incentive, pension, retirement or other similar payments) being paid as of March 25, 1998, to any Company's stockholders, directors, officers or employees; (xiv) renewed, amended, become bound by or entered into any material contract, commitment or transaction other than in the ordinary course of business which will be binding upon any Company after the Closing and involves consideration of Fifty Thousand Dollars ($50,000.00) or more; or (xv) committed to doing any of the foregoing.

      3.9 Tax Matters.
          -----------

          (a) As used in this Agreement, the term "Code" means the Internal Revenue Code of 1986, as amended. The term "Tax" means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not. The term "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

          (b) Except as described on Schedule 3.9(b), each Company has filed all Tax Returns that it was required to file; all such Tax Returns were correct and complete in all material respects; all Taxes owed by each Company (whether or not shown on any Tax Return) have been paid when due; no Company currently is the beneficiary of any extension of time within which to file any Tax Return; no claim has ever been made by an authority in a jurisdiction where any Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction; and there are no liens on any of the assets of any Company that arose in connection with any failure (or alleged failure) to pay any Tax.

          (c) Except as described on Schedule 3.9(c), each Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party, and each Company has collected and paid all taxes required to have been collected and paid in connection with any amounts received from any customer or other third party.

          (d) Except as described on Schedule 3.9(d)(i), there is no adverse dispute or claim concerning any Tax liability of any Company either (i) claimed or raised by any authority in writing, or (ii) as to which any of the Shareholders has knowledge based upon personal contact with any agent of such authority. Schedule 3.9(d)(ii) lists all federal, state, local, and foreign income Tax Returns filed with respect to the Companies for taxable periods ended on or after December 31, 1995; indicates those Tax Returns that have been audited; and indicates those Tax Returns that currently are the subject of audit. The Principal Shareholder has delivered to Purchaser correct and complete copies of all federal income Tax Returns filed by the all of the Companies since their respective dates of incorporation and all examination reports and statements of deficiency assessed against or agreed to by any of the Companies since their respective dates of incorporation.

          (e) Except as described on Schedule 3.9(e), no Company has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

          (f) Except as described on Schedule 3.9(f), no Company has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code Section 280G or any corresponding provision of state or local law. Each Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662. No Company has any liability for unpaid Taxes because it once was a member of an affiliated group during any part of any consolidated return year.

          (g) Mid-Vol and MMI have made valid elections under Code Section 1362 and any corresponding state or tax provisions to be S corporations for all taxable years since their respective dates of incorporation and such elections have not been terminated or revoked.

          (h) Except as described on Schedule 3.9(h), none of the Companies will be required as a result of a change in method of accounting for a taxable period ending on or prior to the Closing Date, to include any material adjustment to taxable income for any taxable period (or portion thereof) ending after the Closing Date. None of the Companies will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of: (i) any "Closing Agreement" as described in Code Section 7121 (or any corresponding provision of state or local income tax law); (ii) any sale occurring on or before the Closing Date that is accounted for under the "installment method" as described in Code Section 453 (or any corresponding provision of state or local income tax law); or (iii) any prepaid income received on or prior to the Closing Date.

          (i) In the event Purchaser voluntarily amends any income Tax Return for the Companies filed after Closing by Purchaser other than in connection with an examination by the Internal Revenue Service or a state taxing authority, Purchaser shall indemnify and hold harmless the Shareholders from any and all additional federal, state or local income Tax liability arising therefrom or from the payment of any indemnity amount.

      3.10 Undisclosed Liabilities.
           -----------------------

          (a) Except as set forth on Schedule 3.10(a), no Company is, and no Company's properties or assets, other than the Excluded Assets, are subject to any liability, commitment, indebtedness or obligation of Fifty Thousand Dollars ($50,000.00) or more of any kind whatsoever, whether absolute, accrued, contingent, matured or unmatured, which, as of the Closing, (i) is not shown and adequately reserved against in the Financial Statements; (ii) is not shown and adequately reserved against in the Interim Financial Statements; (iii) is not listed on a Schedule to this Agreement; or (iv) was incurred subsequent to the date of the Interim Financial Statements other than in the ordinary course of business and not in violation of any provision of this Agreement.

      3.11 Compliance with Law.  Except as set forth on Schedule 3.11, and
           -------------------
except for matters routinely encountered in the ordinary course of business by a Company engaged in coal mining in the jurisdictions in which the Company conducts business that have been otherwise specifically disclosed to Purchaser, the Shareholders and the Companies have substantially complied with, are not in material default under, have not been charged with any material violation of, and, have not to the best of Principal Shareholder's knowledge been threatened or placed under any investigation with respect to any charge concerning any violation of any provision of any federal, state, local or other law, regulation, rule or order (whether executive, judicial, legislative or administrative) or any order, writ, injunction or decree of any court, agency or instrumentality, which would have an adverse effect of Fifty Thousand Dollars ($50,000.00) or more on the Companies and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand or notice which would have an adverse effect of Fifty Thousand Dollars ($50,000.00) or more on the Companies has been filed or commenced.

      3.12 Contracts.
           ---------

          (a) Schedule 3.12(a) lists all of the written and oral contracts, agreements and commitments to which any Company is a party to or bound by, or by which any Company's business or assets are bound, involving an annual consideration of Fifty Thousand Dollars ($50,000.00) or more including, but not limited to, any (i) lease; (ii) contract; (iii) mining agreement; (iv) coal supply agreement; (v) employment agreement; (vi) bonus, profit-sharing, deferred compensation, hospitalization, retirement, insurance, pension, welfare, stock option or stock purchase plan, arrangement or agreement or any other plan, arrangement or agreement providing for employee benefits or for the remuneration by any Company of its stockholders, directors, officers or employees; (vii) agreement with any shareholder, director or officer of any Company; (ix) agreement containing covenants by each Company not to compete in any lines of business or commerce; (x) franchise or distributorship agreement; (xi) loan, credit or financing agreement, including all agreements for any commitments for future loans, credit or financing; (xii) guarantee; (xiii) mortgage or security agreement; (xiv) agreement to purchase raw materials, packaging, supplies or services used regularly in any Company's business; or (xv) agreement to sell the products or services provided by any company. Schedule 3.12(a) includes a summary of the terms of any unwritten contract or commitment to which any Company is a party or by which any Company is bound.

          (b) Except as set forth on Schedule 3.12(b), all contracts and commitments listed on Schedule 3.12(a) are legal, valid, binding, enforceable, and in full force and effect and will continue to be legal, valid, binding, enforceable and in full force and effect on substantially the same or identical terms immediately following the transactions contemplated hereby unless modified, terminated, assigned or otherwise transferred to effect the conveyance of the Excluded Assets or to terminate the Related Party Agreements. Except as set forth on Schedule 3.12(b), each Company has performed all obligations required to be performed by it to date under all contracts and commitments listed on Schedule 3.12(a), and the Principal Shareholder has no knowledge that any other party is in default (or would be in default on the giving of notice or the lapse of time or both) under any such contract or commitment. No event has occurred which would permit any Person to terminate, accelerate or modify any such contract.

          (c) True and complete copies of all written contracts and commitments which are listed on Schedule 3.12(a) or which are otherwise referred to in this Agreement, including any Schedule or Annex hereto, have been delivered to Purchaser or made available for Purchaser's inspection, and there are no amendments to or modifications of, or significant agreements of the parties relating to, any such contract, agreement or commitment which have not been disclosed to Purchaser, and each such contract, agreement or commitment is valid and binding on the parties thereto in accordance with its respective terms.

          (d) The prices which each Company shall receive or pay under all outstanding contracts, agreements and commitments with its customers, suppliers and others have been determined in the ordinary course of each Company's business.

          (e) The Principal Shareholder does not know, or have any reasonable grounds to know, that any customer under any coal supply contract or purchase order listed on Schedule 3.12(a) has terminated or expects to terminate, other than in accordance with the terms of such contract or purchase order, its normal business with any of the Companies as a result of the transactions contemplated by this Agreement.

      3.13 Litigation and Pending Proceedings.  Except as set forth on Schedule
           ----------------------------------
3.13, there are no material claims of any kind or any material actions, suits, proceedings, arbitrations or investigations pending or threatened in any court or before any governmental agency or instrumentality or arbitration panel, by or against any Company or Shareholder, which would have a material adverse effect on any Company's business operations, condition (financial or otherwise), or any of any Company's properties or assets, or which would prevent the performance of this Agreement or the Other Documents or any of the transactions contemplated hereby or thereby, or which declare or would declare the same unlawful.

      3.14 Real Property.
           -------------

          (a) Schedule 3.14(a) lists all material interests in land, including coal, mining and surface rights, easements, rights of way and options leased by the Companies, other material contractual rights in and to any real property held by the Companies, and all rights by which the Companies may be entitled to receive income from any Person as a result of the use or occupancy of any real property by such Person. (The leases and other agreements identified on Schedule 3.14(a), as each may have been amended, supplemented or otherwise modified by contemporaneous or subsequent written agreements, are hereinafter referred to as the "Leases," and the property and property rights granted therein are hereinafter referred to as the "Leased Real Property"). Each of the Leases is a valid, binding and enforceable agreement in accordance with its terms, and no Company is in default under any Lease, and, to the best of Principal Shareholder's knowledge, no other party is in default under any Lease.

          (b) Schedule 3.14(b) lists all interests in land, including coal, mining and surface rights, easements, rights of way, options and other interests in real property owned by the Companies (the "Owned Real Property").

          (c) Except as set forth on Schedule 3.14(c), each Company holds good and marketable fee or leasehold title (as the case may be) as generally accepted in the Appalachian coal industry to its Owned Real Property and its Leased Real Property, and, upon its date of transfer to the applicable Company, the Contributed Assets that are real property, free and clear of any Charges except for Permitted Encumbrances. The Shareholders warrant specially the title to the Owned Real Property and the Companies' interest in the Leased Real Property. As used herein, the term "Permitted Encumbrances" means: (i) liens for current ad valorem taxes and other inchoate statutory liens not yet delinquent or which are being contested in good faith and by appropriate proceedings; (ii) carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like liens arising in the ordinary course of business which are less than One Hundred Thousand Dollars ($100,000.00) in amount and which are being contested in good faith and by appropriate proceedings; (iii) private, public and utility easements, tenant leases, cemeteries, leases and subleases, reconveyance agreements, rights-of-way and roads and highways, encroachments, restrictions, conditions and other similar encumbrances incurred or suffered in the ordinary course of the coal mining business, or to which other coal properties similarly situated are commonly or ordinarily similarly subject and which do not materially impair the Companies' business operations as presently conducted;
(iv) any matter of public record except those in derogation of the special warranty hereinabove made; (v) any matter which is plainly visible or easily discernible by a diligent actual view of the Real Property; (vi) those facts which might be disclosed by an accurate survey of the Real Property; (vii) governmental building, zoning or other laws and regulations of the jurisdictions in which the Real Property is located; or (viii) those title matters actually discovered by Purchaser's attorneys investigating title to the Real Property on behalf of Purchaser.

          (d) All existing surveys, title insurance policies, title insurance, abstracts and other evidence of title (if any) in the possession of the Companies have previously been made available to Purchaser or its agents or consultants.

          (e) Notwithstanding the contents of Schedules 3.14(a) and (b), it is the intent of the Shareholders that the Companies be vested with title to all lands and interests in land held by the Companies at the time of the execution of this Agreement except for any such lands or interests in land that are an Excluded Asset and any omission of any item from said Schedules 3.14(a) and (b) shall not act as an exclusion of such item from the terms and conditions of this Agreement.

          (f) Except as set forth on Schedule 3.14(f), as of the Closing Date:
(i) there will be no past due payment, obligation or other material default under any of the Leases; (ii) no Shareholder or Company has received any oral or written notice of, or knows of, any act, omission or condition which constitutes a material default, or, with the passage of time and/or the giving of notice, would constitute a material default under any of the Leases; (iii) there will be no Charges against the Leases or the rights of the Companies thereunder; (iv) no Company has mined any coal that did not belong to it, or mined any coal in such a reckless or imprudent fashion as to give rise to any material claims for loss or waste by any of its lessors; (v) each of the Leases will be in good standing, valid and enforceable against the lessor or other parties thereto in accordance with its terms; and (vi) the lessee under each Lease has exercised within the time prescribed in such Lease any option provided therein to extend or renew the term thereof if the Lease has been deemed necessary by the Companies for their future business operations. To the best of Principal

Shareholder's knowledge, the Leased Real Property is not subject to any mortgage, deed of trust or other material lien which has priority over any Lease, or, if it is, the holder of any such mortgage, deed of trust or other material lien cannot be the basis for any foreclosure or other acquisition of title by such holder which would have a material adverse effect upon the use of Leased Real Property in the normal course of the business operations of the Companies as such use has been made or planned by the Companies prior to the date of this Agreement.

          (g) Subject to all of the lessors listed on Schedule 3.14(g) giving their consent to the transactions contemplated herein, the acquisition of the Shares by Purchaser will not constitute a default under the terms of any of the Leases.

          (h) Except as set forth on Schedule 3.14(h), or as otherwise specifically disclosed to Purchaser, the Companies are in actual and peaceful possession of that portion of the Leased Real Property with respect to which the Companies have obtained Permits and are actively conducting coal mining operations.

          (i) Purchaser accepts the Companies' mineral reserves in or under the lands comprising the Real Property, as is, where is, together with all the Mining Data, free of any warranty (express or implied) with regard to the mineability, washability, merchantability, volume, location, quantity or quality of any mineral reserve (including, without limitation, coal, oil and gas or any other mineral reserve).

      3.15 Condemnation.  Except as set forth on Schedule 3.15, no condemnation
           ------------
proceeding has been instituted or, to the best of Principal Shareholder's knowledge, is threatened that would have a material adverse effect on any of the Real Property.

      3.16 Inventory.  The Companies' coal inventory consists solely of coal
           ---------
which has been produced in the ordinary course of business for use or sale in the ordinary course of the Companies' respective businesses at arm's length market prices for its quantity and quality.

      3.17 Notes and Accounts Receivable.  Except as set forth on Schedule 3.17,
           -----------------------------
to the best of Principal Shareholder's knowledge, all notes and accounts receivable of each Company included in the Current Assets or thereafter acquired by any Company have been collected or are collectible in the ordinary course of business (in the case of any such note substantially in accordance with its terms), at the recorded amounts thereof on such Company's books. No note or account receivable of any Company is subject to counterclaim or set off as of the Closing.

      3.18 Banks, Directors and Officers, and Life Insurance.  Schedule 3.18
           -------------------------------------------------
sets forth: (a) a list of all banks with which any Company has an account, deposit, certificate of deposit, or safe deposit box along with identifying numbers and the names of all persons authorized to draw thereon or have access thereto; (b) the names of all incumbent directors and officers of each Company; and (c) a description and identification of any insurance policies held or paid for by any Company on the lives of any of its key employees, officers, directors or shareholders.

      3.19 Permits and Bonds.
           -----------------

          (a) Except as set forth on Schedule 3.19(a)(1), each Company has all material permits, licenses, franchises, approvals, certificates or authorizations (collectively, the "Permits") of any federal, state or local governmental or regulatory body required in order to permit it to carry on its business as presently conducted, all of which are in full force and effect. All material Permits held by any Company are listed on Schedule 3.19(a)(2) (the "Mid-Vol Permits"). Except as set forth on Schedule 3.19(a)(3) or otherwise specifically disclosed to Purchaser, no misrepresentations or willful, intentional or negligent omissions were made of any material fact in obtaining any Mid-Vol Permits or any Permits that are Contributed Assets ("Contributed Permit"). No action or claim is pending, or, to the best of Principal Shareholder's knowledge, threatened or contemplated, to revoke, suspend, modify, alter, amend or terminate any Mid-Vol Permit or Contributed Permit, or to declare any Mid-Vol Permit or Contributed Permit invalid in any respect, and the Principal Shareholder knows of no reason that would justify such action. Except as set forth on Schedule 3.19(a)(4), no Company has received any notice of noncompliance since January 1, 1997.

          (b) The Companies have posted all reclamation and performance bonds required to be posted in connection with their operations. All reclamation and performance bonds posted by each Company in connection with its operations are listed on Schedule 3.19(b)(1) (collectively, the "Bonds"). Except as disclosed on Schedule 3.19(b)(2) or otherwise specifically disclosed to Purchaser: (i) the Companies or the Permitted Party, as the case may be, are in compliance in all material respects with all reclamation requirements of the Mid-Vol Permits and Contributed Permits required to date by law; and (ii) the operation of the Companies' coal mining and processing operations and the state of reclamation with respect to the Mid-Vol Permits and the Contributed Permits are "current" or in "deferred status" regarding reclamation obligations and otherwise are in compliance in all material respects with all applicable mining, reclamation, health and safety and all other applicable laws and regulations (including, without limitation, all aspects of the Federal Coal Mine Health and Safety Act of 1969, as amended, and the Federal Mine Safety and Health Act of 1977, as amended, and similar state laws and regulations) and in accordance with reclamation plans submitted with respect to the Mid-Vol Permits and the Contributed Permits.

      3.20 Intellectual Property.  Schedule 3.20 sets forth a list and
           ---------------------
description of all Intellectual Property either owned or utilized by any Company in its business (the "Companies' Intellectual Property"), including a description of the nature of each Company's interest therein. Except as set forth on Schedule 3.20: (i) all of the Companies' Intellectual Property is owned by the Companies, is valid and enforceable, and is free and clear of all Charges and other adverse claims; (ii) no Company is a party to any licenses, consents, settlements or other agreements involving the Companies' Intellectual Property; (iii) there are, and have been, no claims, actions or judicial or adversarial proceedings involving the Companies' Intellectual Property that would have an adverse effect of Fifty Thousand Dollars ($50,000.00) or more on the Companies, and no such actions or proceedings are threatened or anticipated;
(iv) the Companies have the right and authority to use the Companies' Intellectual Property in connection with the conduct of their business and such use has not and will not infringe upon, constitute a misappropriation of, or otherwise violate the rights of any other person in, any Intellectual Property;
(v) the Principal Shareholder knows of no past or present occurrences of any probable infringement or misappropriation of, or violation of any Company's rights in, any of the Companies' Intellectual Property; and (vi) no Company is subject to any restriction on the transfer or use of the Companies' Intellectual Property or any royalty payment or obligation with respect thereto.

      3.21 Proprietary Information.  Prior to or in conjunction with the
           -----------------------
Closing, the Shareholders shall have fully disclosed to Purchaser all customer lists, trade secrets, processes, formulas, methods, inventions (if any) and other proprietary information used by each Company in the ordinary course of its business. To the best of Principal Shareholder's knowledge, the use by the Companies of such proprietary information does not violate any other Person's proprietary rights.

      3.22 Insurance.  The tangible real and personal property and assets,
           ---------
whether owned or leased, of the Company are insured against the hazards and in the amounts stated in the policies of insurance listed on Schedule 3.22(a). Each Company carries insurance against personal injury and property damage to third persons and in respect of its services and operations and such other insurance as is stated in the policies of insurance listed on Schedule 3.22(a). Except as set forth on Schedule 3.22(b): (i) all such insurance is legal, valid, binding, enforceable and in full force and effect, and is carried with reputable insurers; (ii) no party to any insurance policy of any Company is in material breach or default; and (iii) no event has occurred which would constitute a material breach or default or permit termination, modification or acceleration of any policy. Schedule 3.22(c) sets forth a true and complete list of all claims in excess of Twenty-Five Thousand Dollars ($25,000.00) made by the Company during the past three (3) years under any such policy. Each Company has been covered by insurance in an amount customary and reasonable to its respective business during the time periods such business has been conducted.

      3.23 Labor Relations.
           ---------------

          (a) Except as set forth on Schedule 3.23(a): (i) no Company is a party to, or negotiating, or has any obligations under, any collective bargaining agreement or other agreement with any labor union organization relating to the compensation or working conditions of any of any Company's employees; (ii) no Company is obligated under any agreement to recognize or bargain with any labor organization or union on behalf of its employees; (iii) the Principal Shareholder does not know, or have any reasonable grounds to know, of any union organizational or representational activities underway among any of any Company's employees; (iv) no Company has been charged or threatened with a charge of any unfair labor practice, and (v) no Company has committed any violation of the WARN Act. There are no existing or, to the best of Principal Shareholder's knowledge, threatened labor strikes, slowdowns, disputes, grievances or disturbances affecting or which might affect operations at, or deliveries from or into, any facility of any Company. No work stoppage against any Company or its business is pending or, to the best of Principal Shareholder's knowledge, threatened, and no such work stoppage has ever occurred, except for those that did not have a material adverse effect on the Companies.

          (b) No Company has committed any act or failed to take any required action with respect to any of its employees which: (i) has resulted or which may result in a material violation of ERISA (as that term is defined in Section
3.24 below), or similar legislation as it affects any employee benefit or welfare plan of the Company, the Immigration Reform and Control Act of 1986, the National Labor Relations Act, as amended, Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination Employment Act, the Americans with Disabilities Act, the Occupational Safety and Health Act, the Mine Safety and Health Act, Executive Order 11246, the Fair Labor Standards Act, the Rehabilitation Act of 1973, the West Virginia Wage Payment Collection Act and all regulations under such Acts, and all other federal, state and local laws, regulations and executive orders relating to the employment of labor, including any provisions thereof relating to wages, hours, collective bargaining, the payment of Social Security and similar taxes, unemployment and workers' compensation laws, any labor relations laws, or any governmental regulations promulgated thereunder, as the same affect relationships or obligations of any Company with respect to any of any Company's employees; and (ii) will or reasonably could result in any material liability, penalty, fine or the like being imposed upon any Company. No Company is liable for any arrearage of wages or taxes or penalties for failure to comply with any of the foregoing, and there are no proceedings before any court, governmental agency, instrumentality or arbitrator relating to such matters, including any unfair labor practice claims, either pending or threatened.

          (c) To the best of Principal Shareholder's knowledge, no key management employee has any plans to terminate employment with any Company. Except as listed on Schedule 3.23(c)(1), subject to all applicable governmental laws and regulations, no person is employed by any Company other than at the will of such Company for an indefinite period of time, and at the option of either the Company or such employee, the employment of such employee may be terminated with or without cause and with or without notice at any time. In addition, to the best of Principal Shareholder's knowledge, none of the Companies' employees are bound by or are subject to any non-compete, confidentiality or similar Agreement other than for the benefit of the Companies. No person is employed by any Company other than PPI. Schedule 3.23(c)(2) contains a true and complete list of all employees employed by PPI as of the date hereof, and said list correctly reflects their salaries, wages, other compensation, dates of employment, and positions and benefit plans in which they participate or are eligible to participate and reflects any changes in any of the foregoing since March 25, 1998. There are no discrimination or harassment charges (relating to sex, age, religion, race, national origin, ethnicity, disability, or veteran status) pending or, to the best of Principal Shareholder's knowledge, threatened before any federal or state agency or authority against any of the Companies and, to the best of Principal Shareholder's knowledge, there is no basis therefor.

      3.24 Employee Benefit Plans.
           ----------------------

          (a) For purposes of this Section 3.24, the term "employee benefit plan(s)" shall have the meaning ascribed to it in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the regulations promulgated thereunder, and the term "employee pension benefit plan(s)" shall have the meaning ascribed to it in Section 3(2) of ERISA.

          (b) Schedule 3.24 sets forth a complete list of all employee benefit plans, policies and practices with regard to wages and benefits (whether or not subject to ERISA) of each Company, including, without limitation, plans, funds or programs providing medical, surgical or hospital care or benefits; benefits in the event of sickness, accident, disability, death or unemployment; vacation benefits; apprenticeship or other training programs; day care centers; scholarship funds; prepaid legal services; benefits described in Section 302(c) of the Labor Management Relations Act; retirement income; income deferral for periods extending to the termination of covered employment or beyond; severance pay arrangements; and supplemental retirement income payments which take into account increases in the cost of living, ( the "Companies' Benefit Plans"). Each of the Companies' Benefit Plans which is funded through a policy of insurance is indicated by the word "insured" placed by the listing of the plan on Schedule 3.24.

          (c) To the extent applicable, true and complete copies of all (i) employee benefit plans, (ii) policies and practices, (iii) summary plan descriptions, (iv) insurance policies, and (v) communications to or from the United States Department of Labor and other applicable governmental filings with respect to the Companies' Benefit Plans, have been delivered by the Companies to Purchaser.

          (d) Except as specifically provided in the documents described in this
Section 3.24 and delivered to Purchaser, or as otherwise described on Schedule 3.24, there are no material amendments, modifications, extensions, changes in benefits or benefit structures, or other material alterations which are currently in effect or which the Principal Shareholder or any Company has undertaken to become effective in the future, or which the Principal Shareholder has knowledge of, with regard to any of the Companies' Benefit Plans.

          (e) Each of the Companies' Benefit Plans has been executed, managed and administered in compliance in all material respects with the applicable provisions of ERISA, the Code, and the regulations promulgated thereunder, and all other applicable laws. The Principal Shareholder has no knowledge of any threatened or pending claim against any of the Companies' Benefit Plans or their fiduciaries by any participant, beneficiary or government agency.

          (f) The Companies have fully complied with the notice and coverage requirements of Sections 601 through 609 of ERISA and Sections 701 through 784 of ERISA, if applicable, and the proposed regulations thereunder, if applicable. All reports, statements, returns and other information required to be furnished or filed with respect to the Companies' Benefit Plans have been timely furnished, filed or both in accordance with Sections 101 through 105 of ERISA and Code Sections 6057 through 6059, if applicable, and they are true, correct and complete in all material respects. Records with respect to the employee benefit plans have been maintained in material compliance with Section 107 of ERISA, if applicable. No Shareholder, Company or any other fiduciary (as that term is defined in Section 3(21) of ERISA) with respect to any of the Companies' Benefit Plans has any material liability for any breach of any fiduciary duties under ERISA, if applicable.

          (g) The Companies have not, with respect to any of the Companies' Benefit Plans, nor has any administrator of any of the Companies' Benefit Plans, engaged in any prohibited transaction which would subject the Companies, any of the Companies' Benefit Plans, or any administrator or other party involved with any of the Companies' Benefit Plans to a tax or penalty on prohibited transactions imposed by ERISA, Code Section 4975, or to any other liability under ERISA, if applicable.

          (h) The Companies have no, and have never had any, employee pension benefit plans maintained by or covering employees of any Company.

          (i) No Company has ever contributed to a "multi-employer plan," as that term is defined in Section 3(37) of ERISA (as particularly amended by The Multi-Employer Pension Plan Amendments Act of 1980).

          (j) All current insurance premiums, claims for benefits or other payments due which are payable by the Companies for all periods ending on or before the Closing Date have been paid with respect to each of the Companies' Benefit Plans.

          (k) None of the Companies maintains or has ever maintained or contributes to or ever has contributed to or ever has been required to contribute to any employee benefit plan providing retirement, severance, medical, health, disability or life insurance or other benefits for current or future retired or terminated employees, their spouses or their dependents other than in accordance with Code Section 4980(b), if applicable.

          (l) Except as set forth on Schedule 3.24(l), none of the Companies has any liability with respect to any employee benefit plans other than the Companies' Benefit Plans.

      3.25 Indebtedness.  On the Closing Date, all indebtedness of the
           ------------
Shareholders of any Company to any Company reflected or which should have been reflected in the Financial Statements or the Interim Financial Statements shall have been paid in full or canceled, assigned, transferred or otherwise satisfied with respect to the Companies such that such amounts are not due and owing to the Companies after Closing.

      3.26 Environmental Matters.
           ---------------------

           (a) As used in this Section 3.26, the term "Hazardous Material" shall mean any substance, chemical or waste (including, without limitation, asbestos, polychlorinated biphenyls ("PCBs") and petroleum) that is designated or defined (either by inclusion in a list of materials or by reference to exhibited characteristics) as hazardous, toxic or dangerous, or as a pollutant or contaminant, in any federal, state or local law, code or ordinance, and all rules and regulations promulgated thereunder, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C. (S)(S) 9601, et seq.
                       -- ---

          (b) Except as set forth on Schedule 3.26(b), each Company has complied in all material respects with, and its business, operations, assets, equipment, leaseholds and facilities, including, without limitation, the Real Property, are in compliance in all material respects with, the provisions of all applicable federal, state and local environmental, health and safety laws, codes and ordinances, and all rules and regulations promulgated thereunder, including, without limitation, all laws and regulations with respect to reporting releases of Hazardous Materials and the registration, testing and maintenance of underground storage tanks.

          (c) Except as set forth on Schedule 3.26(c)(1), each Company has been issued, and will maintain, all material required federal, state and local permits, licenses, certificates and approvals relating to: (i) air emissions;
(ii) discharges to surface water or ground water; (iii) noise emissions; (iv) solid or liquid waste disposal; (v) the use, generation, storage, transportation or disposal of Hazardous Materials; and (vi) other environmental, health or safety matters. A list of all such material permits, licenses, certificates or approvals is set forth on Schedule 3.26(c)(2).

          (d) Except as set forth on Schedule 3.26(d), no Company or Shareholder has received notice of, or knows of or suspects, any fact(s) which might constitute a material violation of any federal, state or local environmental, health or safety laws, codes or ordinances, or any rules or regulations promulgated thereunder, which relate to the use, ownership or occupancy of any of the Real Property.

          (e) Except in accordance with a valid governmental permit, license, certificate or approval listed on Schedule 3.26(c)(2) or as set forth on
Schedule 3.26(e), no Company has caused any, and, to the best of Principal Shareholder's knowledge, there has been no material emission, spill, release, discharge or threatened release into or upon: (i) the air; (ii) the soils or any improvements located thereon; (iii) the surface water or ground water; or
(iv) the sewer, septic system or waste treatment, storage or disposal system servicing the Real Property, of any Hazardous Material at or from any of the Real Property (any of which is hereafter referred to as a "Hazardous Discharge") which by law has required or would require any notification thereof or a response thereto.

          (f) Except as set forth on Schedule 3.26(f), to the best of Principal Shareholder's knowledge, there has been no complaint, order, directive, claim, citation or notice by any governmental authority or any other Person with respect to: (i) air emissions; (ii) spills, releases or discharges to soils or any improvements located thereon, surface water, ground water or the sewer, septic system or waste treatment, storage or disposal systems servicing the Real Property; (iii) noise emissions; (iv) solid or liquid waste disposal; (v) the use, generation, storage, transportation or disposal of Hazardous Materials; or
(vi) other environmental, health or safety matters, affecting any Company, any of the Real Property, any improvements located thereon or the business conducted thereon (any of which is hereafter referred to as an "Environmental Complaint"). Except as set forth on Schedule 3.26(f), there has been no Environmental Complaint arising from any Company's actions or omissions.

          (g) Except as set forth on Schedule 3.26(g), all Hazardous Materials disposed of, treated or stored on or off-site of any real property owned or operated at any time by any Company have been disposed of, treated and stored in compliance in all material respects with all applicable laws, codes and ordinances and all applicable rules and regulations promulgated thereunder. To the best of Principal Shareholder's knowledge, there have not been and are now no underground storage tanks "owned" or "operated" (as defined by applicable law and regulation) by any Company.

          (h) Except as listed on Schedule 3.26(h), and except for supplies that are to be used or sold in the ordinary course of any Companies' business and in full compliance with all applicable laws, codes and ordinances, all of the Real Property is free of: (i) any material amount of Hazardous Materials; (ii) underground storage tanks; and (iii) underground pipelines. Except as set forth on Schedule 3.26(h), no Company has disposed of any material amount of Hazardous Materials on, in or under the Real Property, or any part thereof, or has permitted the Real Property, or any part thereof, to be used for the storage, treatment or disposal of Hazardous Materials. To the best of Principal Shareholder's knowledge, except as set forth on Schedule 3.26(h), there has been no material disposal or release of Hazardous Materials on, in or under the Real Property at any time by any Person.

          (i) Except in accordance with a valid governmental permit, license, certificate or approval listed on Schedule 3.26(i) or other valid required incidental governmental permit, no Company has transported or accepted for transport any Hazardous Materials. Schedule 3.26(i) identifies all of the Persons for whom or which any Company has transported (or from whom or which any Company has accepted for transport) any material amount of Hazardous Materials (excluding motor fuels and lubricants used in the ordinary course of the Companies' business) and identifies all locations to which any Company has transported any material amount of Hazardous Materials.

          (j) The Principal Shareholder has made available to Purchaser all information in his possession or the Companies' possession pertaining to the environmental history of all of the Real Property. The Principal Shareholder shall also promptly cause the Companies to furnish to Purchaser true, accurate and complete copies of all sampling and test results from all environmental and/or health samples and tests taken at and around any of the Real Property by or on behalf of any of the Companies between the date of this Agreement and Closing.

      3.27 Immigration Matters.  Each Company has complied with all material
           -------------------
applicable provisions of Section 274A of the Immigration and Nationality Act, as amended (the "Act"). Without limiting the foregoing, except as set forth on
Schedule 3.27: (a) each "employee" (as that term is defined in the Act) of each Company is permitted to be so employed in the United States under the Act; (b) each Company has examined (and made copies of, if applicable) the documents presented by said employee to establish appropriate employment eligibility under the Act; (c) each Company has completed and required each employee hired on or since November 11, 1986, to complete a Form I-9 verifying employment eligibility under the Act; (d) each Company has retained each such completed Form I-9 for the length of time required under the Act; and (e) no monetary penalties have been assessed against any Company for violation of Section 274A of the Act.

      3.28 Permit Blocking.  No Company, Shareholder or any Person "owned or
           ---------------
controlled" by any Shareholder, any Company, or any Person which "owns or controls" any Company has been notified by the Federal Office of Surface Mining or the agency of any state administering the Surface Mining Control and Reclamation Act (30 U.S.C. (S)(S) 1201 et seq.), or any comparable state
                                       -- ---
statute, that it is: (i) ineligible to receive additional surface mining permits; or (ii) under investigation to determine whether their eligibility to receive such permits should be revoked, i.e., "permit blocked." As used herein,
                                        ----
the terms "owned or controlled" and "owns or controls" shall be defined as set forth in 30 C.F.R. (S)773.5 (1991).

      3.29 Consents and Notices.  All consents, approvals and notices required
           --------------------
to be obtained or given in connection with the sale of the Shares (the "Consents") are set forth on Schedule 3.29(a). The material Consents that are required to be obtained prior to Closing by any party as a condition precedent to the Shareholders' and the Purchaser's obligation to proceed with the Closing, (the "Required Consents"), are set forth on Schedule 3.29(b). All Consents other than the Required Consents shall be obtained as soon as reasonably possible after the Closing.

      3.30 Transactions with Affiliates. Except as set forth in the notes to the
           ----------------------------
Financial Statements, Closing Financial Statements or Interim Financial Statements, or in the Schedules to this Agreement or the Other Documents, and, except for arrangements contemplated by this Agreement, no Shareholder or affiliate of any Shareholder has any outstanding contract, agreement or other arrangement with any of the Companies that will be a binding obligation upon any of the Companies after the Closing.

      3.31 Distributions.  Except as listed on Schedule 3.31, since January 1,
           -------------
1998, no Company has declared, set aside, or paid any dividends, whether in cash, stock or other securities, or otherwise made any distributions to its shareholder(s), directly or indirectly, of any of its property or assets other than the Excluded Assets.

      3.32 Powers of Attorney.  Except as set forth on Schedule 3.32, there are
           ------------------
no outstanding powers of attorney executed on behalf of any of the Companies.

      3.33 Completeness of Statements.  No statement, Schedule, Annex,
           --------------------------
certificate, representation or warranty of any Company or the Principal Shareholder (or the Shareholders with respect to their Shares) contained in this Agreement or the Other Documents, or furnished by or on behalf of any Company or the Principal Shareholder to Purchaser or any of its agents pursuant hereto or thereto, or in connection with the transactions contemplated hereby or thereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary in order to make a statement contained herein or therein not misleading. All representations and warranties of the Shareholders contained in this Agreement and in the Other Documents are true and complete in all material respects as of the date hereof, and will be true and complete in all material respects as of the Closing Date.

                                   Article 4
                  Representations and Warranties of Purchaser
                  -------------------------------------------

     Purchaser represents and warrants to the Shareholders as follows:

      4.1 Organization.  Purchaser is a corporation duly organized and validly
          ------------
existing under the laws of the State of Delaware, and has full corporate power and authority to own and lease its properties as such properties are now owned and leased, and to conduct its business as and where its business is now conducted.

      4.2 Authority.
          ---------

          (a) Purchaser has full right, power, authority and capacity to execute and deliver this Agreement and the Other Documents, and to perform its obligations under this Agreement and the Other Documents. This Agreement and the Other Documents constitute valid and legally binding obligations of Purchaser, enforceable in accordance with their terms.

          (b) The execution and delivery of this Agreement and the Other Documents, the consummation of the transactions contemplated hereby and thereby, and the performance and fulfillment of the obligations and undertakings hereunder and thereunder by Purchaser will not: (i) violate any provision of, or result in the breach of or accelerate or permit the acceleration of any performance required by the terms of, its articles of incorporation or bylaws; any contract, agreement, arrangement or undertaking to which Purchaser is a party or by which it may be bound; any judgment, decree, writ, injunction, order or award of any arbitration panel, court or governmental authority; or any applicable law, ordinance, rule or regulation of any governmental body; or (ii) terminate or cancel, or result in the termination or cancellation of, any agreement or undertaking to which it is a party.

          (c) The execution and delivery of, and the performance and consummation of the transactions contemplated by, this Agreement and the Other Documents have been duly authorized by all requisite corporate action. All other consents, approvals, authorizations, releases or orders required of or for Purchaser for the authorization, execution, and delivery of, and for the performance and consummation of the transactions contemplated by, this Agreement and the Other Documents will have been obtained by the Closing.

      4.3 Litigation and Claims.  There are no actions, suits, proceedings,
          ---------------------
hearings, investigations, litigation, charges, complaints, claims or demands, pending or threatened, to the best knowledge of Purchaser, which would delay, prevent or set aside the transactions contemplated by this Agreement or which would be reasonably likely to have a material adverse effect upon or restrict Purchaser's ability to perform its obligations under this Agreement.

      4.4 Investment Intent.  Purchaser is acquiring the Shares solely for its
          -----------------
own account and not with a view to a sale or distribution thereof in violation of any securities laws. Purchaser acknowledges that it has received, or has had access to, all information which it considers necessary or advisable to enable it to make a decision concerning its purchase of the Shares, provided that the foregoing shall not limit or otherwise affect the rights or remedies of Purchaser hereunder with respect to the breach of any representations, warranties, covenants or agreements of the Shareholders or the Companies contained in this Agreement except as expressly set forth in this Agreement.

      4.5 Financing.  Purchaser has, and will have at the Closing, all funds
          ---------
necessary to pay the Purchase Price and to perform the obligations of Purchaser and Purchaser's Affiliates under this Agreement and the Other Documents.

      4.6 Permit Blocking.  Neither Purchaser, any Affiliate of Purchaser, any
          ---------------
Person "owned or controlled" by Purchaser nor any of its Affiliates, or any Person which "owns or controls" Purchaser or any of its Affiliates has been notified by the Federal Office of Surface Mining or the agency of any state administering the Surface Mining Control and Reclamation Act (30 U.S.C.

(S)(S) 1201 et seq.), or any comparable state statute, that it is: (i)
            -- ---
ineligible to receive additional surface mining permits; or (ii) under investigation to determine whether their eligibility to receive such permits should be revoked, i.e., "permit blocked." As used herein, the terms "owned or
                   ----
controlled" and "owns or controls" shall be defined as set forth in 30 C.F.R.
(S)773.5 (1991

                                   Article 5
                     Covenants of the Principal Shareholder
                     --------------------------------------

     The Principal Shareholder covenants and agrees with Purchaser that:

      5.1 Record Retention.  With respect to the books and records of the
          ----------------
Companies which are not transferred to Purchaser, the Principal Shareholder shall maintain for a period of at least five (5) years after the Closing all such books and records. The Principal Shareholder shall, upon reasonable notice, give Purchaser and their representatives cooperation, access (including copies) and staff assistance, if available and as needed, during normal business hours, and upon reasonable notice with respect to such records; provided, however, Purchaser shall reimburse Principal Shareholder for all costs and expenses incurred by Principal Shareholder in providing such services and assistance to Purchaser after the Closing. The Principal Shareholder shall not destroy or otherwise dispose of any such records during the five-year period beginning on the Closing Date or before any applicable tax matter statute of limitations for which such records may be necessary, whichever is later, without the prior written consent of Purchaser.

      5.2 Resignations.  At the Closing, the Principal Shareholder shall cause
          ------------
the individuals identified on Schedule 3.18(b) to resign as officers and/or directors of the Companies, which resignations shall be effective immediately after the Closing.

      5.3 Permits.  In the event that not all of the Mid-Vol Permits, the
          -------
Contributed Permits or the railroad siding agreements which are Contributed Assets are available for use by the Companies immediately following the transactions contemplated by this Agreement, the Shareholders, Purchaser and the Companies shall cooperate in any reasonable arrangement designed to provide Purchaser and the Companies the benefits under any such Mid-Vol Permits, Contributed Permits or railroad siding agreements until such Mid-Vol Permits, Contributed Permits or railroad siding agreements are available for use by and transferred to the Companies.

      5.4 Benefit Plans.  Effective as of the Closing Date, Principal
          -------------
Shareholder shall cause all participation by the Companies in the Companies' Benefit Plans to cease.

                                   Article 6
                             Covenants of Purchaser
                             ----------------------

     Purchaser covenants and agrees with the Shareholders that:

      6.1 Shareholder Guarantees.  As soon as reasonably possible after the
          ----------------------
Closing, and in any event within one hundred eighty (180) days after the Closing, Purchaser shall: (i) replace all bonds, letters of credit, guarantees and other similar instruments of obligation or surety executed by the

Shareholders or their Affiliates for the benefit of the Companies (the "Shareholder Guarantees") listed on Schedule 6.1 with bonds, letters of credit, guarantees or other similar instruments of obligation or surety executed by Purchaser or an Affiliate of Purchaser; or (ii) satisfy all obligations required for the Shareholders and their Affiliates to be released from the Shareholder Guarantees. Irrespective of any limitations set forth in Article 10 of this Agreement, Purchaser shall indemnify the Shareholders and their Affiliates for the full amount of any and all Losses attributable to the Shareholder Guarantees arising from or related to the ownership, operation or management of the Companies by Purchaser after the Closing.

      6.2 Ownership and Control.  As soon as reasonably possible after the
          ---------------------
Closing, and in any event within thirty (30) Business Days after the Closing Date, Purchaser shall take all necessary and appropriate action, pursuant to all applicable statutes or regulations, to give notice to the West Virginia Bureau of the Environment, Division of Environmental Protection, Office of Mining and Reclamation, and any other appropriate federal, state and local governmental agencies, of the change in ownership and control of the Companies resulting from the transfer of the Shares from the Shareholders to Purchaser pursuant to this Agreement, and the fact that the Shareholders no longer own or are affiliated with any of the Companies. In the event that any Shareholder suffers Losses due to Purchaser's failure to comply with the provisions of this Section 6.2, Purchaser shall indemnify such Shareholder for the full amount of any and all such Losses irrespective of any limitations set forth in Article 10 of this Agreement.

                                   Article 7
                     Conditions to Obligations of Purchaser
                     --------------------------------------

     The obligations of Purchaser to consummate the transactions contemplated herein shall be subject to the satisfaction of the following conditions at or before the Closing:

      7.1 Representations, Warranties and Covenants.  The representations and
          -----------------------------------------
warranties of the Principal Shareholder contained herein and, with respect to Sections 3.3 and 3.5(a), the representations and warranties of the Shareholders contained herein, shall be true on the Closing Date, with the same effect as though made at such time, except to the extent of changes permitted by the terms of this Agreement. The Shareholders shall have performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by them prior to the Closing. In addition, the Principal Shareholder and the President of each Company shall have delivered to Purchaser a certificate dated the Closing Date and signed by each of them to the effect that, except as disclosed in the certificate, they do not know, and have no reasonable grounds to know, of any failure or breach of any representation, warranty or covenant made by the Principal Shareholder.

      7.2 No Material Adverse Change.  There shall not have occurred any
          --------------------------
material adverse change since the date of this Agreement in the financial condition, business, assets or results of operations of the Companies, except for the transfer of the Excluded Assets or the termination of the Related Party Agreements.

      7.3 Statutory Requirements.  All statutory requirements for the valid
          ----------------------
consummation by Purchaser of the transactions contemplated in this Agreement shall have been fulfilled, and all authorizations, consents and approvals of all federal, state, local and foreign governmental agencies and authorities required to be obtained in order to permit the consummation by Purchaser of the transactions contemplated by this Agreement except as otherwise expressly and specifically provided in this Agreement, and to permit the business presently carried on by each Company to continue unimpaired in all material respects immediately following the Closing, shall have been obtained except as expressly provided in this Agreement.

      7.4 Ancillary Agreements.  Each party to the Future Relationship
          --------------------
Agreement, the Regal Rock Agreement and all Other Documents contemplated by this Agreement, including, without limitation, the Principal Shareholder, each Company and all of their respective Affiliates, as applicable, shall have executed such agreements, and all such executed agreements shall have been delivered to Purchaser.

      7.5 Deliveries.  At or before the Closing, the Shareholders shall (i)
          ----------
deliver to Purchaser all instruments necessary or otherwise reasonably requested by Purchaser to duly and properly transfer and convey title to the Shares as contemplated by this Agreement, and (ii) make all other deliveries designated by this Agreement to be made at Closing.

      7.6 Financing.  Purchaser shall have arranged financing with such lenders,
          ---------
in such amounts, at such rates, and upon such terms as Purchaser deems, in Purchaser's sole discretion, necessary and sufficient to consummate the transactions contemplated in this Agreement.

      7.7 Closing.  The Closing shall occur on or before July 10, 1998.
          -------

      7.8 Third-Party Consents and Approvals.  The parties shall have obtained
          ----------------------------------
all Required Consents on terms and conditions reasonably acceptable to Purchaser (including, without limitation, the mining methods that Purchaser may use on properties governed by such consent) that are necessary for: (a) the consummation of the transactions contemplated by this Agreement that are required to be performed prior to or at Closing; and (b) the assignment and transfer of the Shares to Purchaser; provided, however, that, notwithstanding the foregoing, neither Purchaser nor any Shareholder shall be required to pay any remuneration to third parties in exchange for such party's consent or approval, or to file any lawsuit or other action to obtain any such consent or approval.

      7.9 No Injunction.  No injunction or order of any court or administrative
          -------------
agency or instrumentality shall be in effect, and no statute, rule or regulation of any governmental authority or competent jurisdiction shall have been promulgated or enacted, as of the Closing which restrains or prohibits the transactions contemplated by this Agreement and the Other Documents.

      7.10 No Pending Action.  No action, suit or other proceeding by any Person
           -----------------
to restrain or prohibit the transactions contemplated by this Agreement and the Other Documents shall be pending.

      7.11 Due Diligence.  Purchaser shall be satisfied, in its sole discretion,
           -------------
with the results of its due diligence of the Companies and their respective assets and liabilities, including, without limitation: (i) all rights, title, interests and Liabilities of the Companies;
(ii) the terms and conditions of all agreements to which each Company is a party (including but not limited to the terms and conditions of all lease agreements under which each Company has any interest, especially terms authorizing Purchaser to conduct highwall mining under such lease agreements); (iii) the mineability, quantity and quality of the coal reserves of each Company; (iv) the condition of all of the Owned Tangible Assets and the Leased Tangible Assets;
(v) the leasehold and fee titles to the Leased Real Property and Owned Real Property, respectively; and (vi) the magnitude of the reclamation obligations (regardless of whether such obligations are "current" or in "deferred status").

      7.12 Board Approval.  Purchaser's board of directors shall have approved
           --------------
this Agreement, the Other Documents, and the transactions contemplated hereunder and thereunder.

                                   Article 8
                 Conditions to Obligations of the Shareholders
                 ---------------------------------------------

     The obligations of the Shareholders to consummate the transactions contemplated herein shall be subject to the satisfaction of the following conditions at or before the Closing:

      8.1 Representations, Warranties and Covenants.  The representations and
          -----------------------------------------
warranties of Purchaser contained herein shall be true on the Closing Date, with the same effect as though made at such time, except to the extent of changes permitted by the terms of this Agreement. Purchaser shall have performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the Closing. In addition, Purchaser shall have delivered to the Shareholders a certificate dated the Closing Date and signed by its President and Chief Financial Officer to the effect that, except as disclosed in the certificate, they do not know, and have no reasonable grounds to know, of any material failure or breach of any representation, warranty or covenant made by Purchaser.

      8.2 Statutory Requirements.  All statutory requirements for the valid
          ----------------------
consummation by the Shareholders of the transactions contemplated in this Agreement shall have been fulfilled, and all authorizations, consents and approvals of all federal, state, local and foreign governmental agencies and authorities required to be obtained in order to permit the consummation by the Shareholders of the transactions contemplated in this Agreement shall have been obtained.

      8.3 Ancillary Agreements.  The Purchaser shall have executed the Future
          --------------------
Relationship Agreement, any required Amendments to the Contract Mining Agreement, the Regal Rock Agreement and all of the other Documents contemplated by this Agreement, and all such executed agreements shall have been delivered to Principal Shareholder.

      8.4 Deliveries.  At or before the Closing, Purchaser shall make all of its
          ----------
deliveries designated by this Agreement to be made at Closing.

      8.5 Third-Party Consents and Approvals.  The parties shall have obtained
          ----------------------------------
all third-party consents and approvals that are necessary for: (a) the consummation of the transactions contemplated by this Agreement; and (b) the assignment and transfer of the Shares to Purchaser;

provided, however, that, notwithstanding the foregoing, neither Purchaser nor the Shareholders shall be required to pay any remuneration to third parties in exchange for such party's consent or approval, or to file any lawsuit or other action to obtain any such consent or approval.

      8.6 No Injunction.  No injunction or order of any court or administrative
          -------------
agency or instrumentality shall be in effect, and no statute, rule or regulation of any governmental authority or competent jurisdiction shall have been promulgated or enacted, as of the Closing which restrains or prohibits the transactions contemplated by this Agreement and the Other Documents.

      8.7 No Pending Action.  No action, suit or other proceeding by any Person
          -----------------
to restrain or prohibit the transactions contemplated by this Agreement and the Other Documents shall be pending.

      8.8 Closing.  The Closing shall occur on or before July 10, 1998.
          -------

                                   Article 9
                            The Closing/Termination
                            -----------------------

      9.1 Date and Place.  The Closing shall be held concurrently with the
          --------------
execution of this Agreement on the Closing Date at 10:00 a.m. in the offices of Brown, Todd & Heyburn PLLC, 2700 Lexington Financial Center, Lexington, Kentucky, or at such other place or time on the Closing Date as the parties may mutually agree.

      9.2 Deliveries.  At or before the Closing, the parties shall make all of
          ----------
the deliveries contemplated in this Agreement.

                                   Article 10
         Survival of Representations and Warranties -- Indemnification
         -------------------------------------------------------------

      10.1 Survival.  Each of the parties' representations, warranties,
           --------
covenants and agreements (including undisclosed liabilities) set forth in this Agreement shall survive the Closing for a period of three (3) years; provided, however, that the representations and warranties contained in Sections 3.9 and
3.24 shall in any event survive until the expiration of the applicable statute of limitations.

      10.2 Indemnity by the Principal Shareholder.  The Principal Shareholder
           --------------------------------------
shall indemnify and hold the Companies and Purchaser harmless from and against, and shall pay to the Companies and Purchaser the full amount of, any loss, claim, damage, liability or expense (including reasonable attorneys' fees but excluding all special, exemplary, punitive and consequential damages) (each, a "Loss") resulting to any Company or Purchaser, either directly or indirectly, from: (a) any Assumed Liabilities or Excluded Assets; (b) any inaccuracy in any representation or warranty, or any breach of any covenant or agreement, by any Company or any of the Shareholders contained in this Agreement or in any of the Other Documents; (c) the failure to contribute the Contributed Assets; and (d) any liability for any fee or commission owed to a broker or finder pursuant to an agreement signed by the Companies or the Shareholders with respect to the transactions contemplated by this Agreement.

    10.3  Indemnity by Purchaser.  Purchaser shall indemnify and hold the
          ----------------------
Shareholders harmless from and against, and shall pay to the Shareholders the full amount of, any Loss resulting to the Shareholders, either directly or indirectly, from: (a) any liability of any Company retained by Purchaser under this Agreement or the Other Documents; (b) any inaccuracy in any representation or warranty, or any breach of any covenant or agreement, by Purchaser contained in this Agreement or in any of the Other Documents; (c) any liability for any fee or commission owed to a broker or finder pursuant to an agreement signed by Purchaser with respect to the transactions contemplated by this Agreement; (d) any liability of or damages to the Shareholders or their Affiliates arising from the Shareholders or their Affiliates maintaining any rights or obligations under the Permits or the Shareholder Guarantees until the approvals for which Purchaser must file under Section 6.2 have been obtained and all of the Shareholder Guarantees have been released; any liability arising from or related to the ownership, operation or management of the Companies by Purchaser after the Closing.

    10.4  Remedies; Right of Offset.  Upon the occurrence of any event for which
          -------------------------
Purchaser or any Shareholder is entitled to indemnification under this Agreement, they shall have all the rights and remedies at law and in equity available to them. Without limiting the foregoing, the Principal Shareholder and Purchaser each hereby agree to pay promptly upon receipt of notice from any Company, Shareholder or Purchaser the amounts which the Principal Shareholder may owe to any of the Companies or Purchaser or which Purchaser may owe to any Shareholder from time to time by reason of the provisions of this Agreement or otherwise. If the Principal Shareholder fails or refuses to pay any such amounts promptly after the request of any Company or Purchaser, then the Companies and Purchaser, at their election, may offset any such amounts against the Deferred Payments pursuant to Section 2.2(f)(ii).

    10.5  Limitations on Indemnity Obligations.
          ------------------------------------

          (a) The Principal Shareholder's liability under this Article 10 shall be limited to the following Losses incurred by Purchaser:

               (i) No claim may be made for indemnification of any Loss by Purchaser from Principal Shareholder unless such Loss exceeds Two Thousand Five Hundred Dollars ($2,500.00); provided, however, that in the case of any Loss attributable to Tax to the Companies for periods prior to the Closing or for Assumed Liabilities there shall be no minimum Loss amount.

               (ii) The Principal Shareholder shall, in the aggregate, be liable for Losses pursuant to this Section 10 only to the extent that the cumulative aggregate amount of all such Losses exceeds Two Hundred Fifty Thousand Dollars ($250,000.00) (the "Deductible").

               (iii) The aggregate amount of Losses for which the Principal Shareholder shall be liable pursuant to this Section 10 shall not exceed the Purchase Price; provided, however, this limitation of the maximum amount of indemnification by Principal Shareholder shall not apply to any Loss to Purchaser arising from the Assumed Liabilities or Excluded Assets.

            (iv) The Principal Shareholder's liability for Losses shall be net of any insurance proceeds which Purchaser is entitled to receive under any insurance coverage applicable to the Loss.

        (b) Purchaser's liability under this Article 10 shall be limited to the following Losses incurred by the Shareholders except as provided in Sections 5.3, 6.1 and 6.2.

            (i) No claim may be made for indemnification of any Loss by the Shareholders from Purchaser unless such Loss exceeds Two Thousand Five Hundred Dollars ($2,500.00); provided, however, that in the case of any Loss attributable to Tax to the Companies for periods after the Closing there shall be no minimum Loss amount, or, in the case of any Loss attributable to the ownership, operation or management of the Companies after the Closing Date there shall be no minimum Loss amount.

            (ii)    Purchaser shall be liable for Losses pursuant to this
Section 10 only to the extent that the cumulative aggregate amount of all such Losses exceeds the Deductible; provided, however, that in the case of any Loss attributable to the ownership, operation or management of the Companies after the Closing Date, there shall be no minimum Deductible.

            (iii) The aggregate amount of Losses for which Purchaser shall be liable pursuant to this Section 10 shall not exceed the Purchase Price; provided, however, this limitation of the maximum amount of indemnification by Purchaser shall not apply to any Loss to the Shareholders arising from or related to the ownership, operation or management of the Companies by Purchaser after the Closing.

            (iv) The Purchaser's liability for Losses shall be net of any insurance proceeds which the Principal Shareholder or the Shareholders are entitled to receive under any insurance coverage applicable to the Loss.

    10.6  Control of Indemnified Matters.  If a third-party claim is made
          ------------------------------
against an indemnified party that may result in a loss to the indemnified party, the indemnifying party will be entitled to participate in the defense thereof, and if it so chooses, to assume the defense thereof with counsel selected by the indemnifying party and reasonably satisfactory to the indemnified party. If the indemnifying party elects to assume the defense of such third-party claim, the indemnifying party will not be liable to the indemnified party for legal expenses subsequently incurred by the indemnified party in connection with the defense thereof. If the indemnifying party assumes such defense, the indemnified party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the indemnifying party, it being understood that the indemnifying party shall control such defense. The indemnifying party shall be liable for the fees and expenses of counsel employed by the indemnified party for any period during which the indemnifying party has not assumed the defense thereof. If the indemnifying party chooses to defend or prosecute any third-party claim, all of the parties hereto shall cooperate in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the indemnifying party's request) the provision to the indemnifying party of records and information which are reasonably relevant to such third-party claim, and making employees available on a mutually convenient and reasonable basis to provide additional information and explanation of any material provided hereunder. Whether or not the indemnifying party shall have assumed the defense of a third-party claim, the indemnified party shall not admit any liability with respect to, or settle, compromise or discharge, such third-party claim without the indemnifying party's prior written consent (which consent shall not be unreasonably withheld). Notwithstanding any provision in this Section 10.6, an indemnifying party shall have no right to participate in or in any way assume the defense of a third-party claim if such third-party claim seeks an order, injunction, non-monetary claim or other equitable relief against the indemnified party.

    10.7    Sole and Exclusive Remedy.  The indemnification provided under this
            -------------------------
Article 10 and the right to seek injunctive relief and specific performance (subject to Article 11) shall constitute the sole and exclusive remedies of the parties to this Agreement subsequent to the Closing for any Loss sustained by Shareholders and their Affiliates and Purchaser as a result of any breach of this Agreement other than Losses based upon fraud or fraudulent misrepresentation.

    10.8    No Other Representations, Rescission.  Except as set forth in this
            ------------------------------------
Agreement, no party makes any representation, warranty, covenant or agreement with respect to the matters contained herein. In particular, Principal Shareholder and the other Shareholders make no representation or warranty with respect to any financial projection or forecast relating to the Companies or to the amount, mineability and merchantability of coal on the Real Property. Notwithstanding anything herein to the contrary, no breach of any representation, warranty, covenant or agreement contained herein or in the Other Documents shall give rise to any right on the part of any other party, after the consummation of the purchase and sale of the Shares contemplated hereby, to rescind this Agreement, the Other Documents or any transactions contemplated thereby.

                                   Article 11
                                  Arbitration
                                  -----------

    11.1  Dispute Resolution.  All controversies, disputes or claims arising
          ------------------
among the parties in connection with, or with respect to, any provision of this Agreement or any of the Other Documents, which has not been resolved within twenty (20) days after either Purchaser or the Shareholders have notified the other in writing of such controversy, dispute or claim, shall be submitted for arbitration in accordance with the rules of the American Arbitration Association or any successor thereof. Arbitration shall take place at an appointed time at a location that is mutually agreeable to the parties.

    11.2  Selection of Arbitrators.  Purchaser and the Shareholders each shall
          ------------------------
select one (1) arbitrator (who shall not be counsel for such party), and the two
(2) so designated shall select a third arbitrator. If either party shall fail to designate an arbitrator within seven (7) calendar days after arbitration is requested, or if the two (2) arbitrators shall fail to select a third arbitrator within fourteen (14) calendar days after arbitration is requested, then such arbitrator shall be selected by the American Arbitration Association or any successor thereto upon application of either party. Judgment upon any award of the majority of arbitrators shall be binding and shall be entered in a court of competent jurisdiction. Subject to the provisions of this Agreement, including but not limited to Section 12.14, the award of the arbitrators may grant any relief that a court of general jurisdiction has authority to grant, including, without limitation, an award of damages and/or injunctive relief, and shall assess, in addition, the cost of the arbitration, including the reasonable fees of the arbitrator, reasonable attorneys' fees and costs of all prevailing parties, against all non-prevailing parties.

    11.3  Temporary Injunctive Relief.  Nothing herein contained shall bar the
          ---------------------------
right of any of the parties to seek and obtain temporary injunctive relief from a court of competent jurisdiction in accordance with applicable law against threatened conduct that will cause loss or damage, pending completion of the arbitration, and the prevailing party therein shall be entitled to an award of its reasonable attorneys' fees and costs.

    11.4  Arbitration Rules.  All disputes and claims shall be determined by
          -----------------
arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the "Rules") in effect on the date hereof, except as such Rules shall be modified by this Agreement.

    11.5  Arbitration Proceedings.  All arbitration proceedings arising under,
          -----------------------
or in connection with, this Agreement shall be governed by the Federal Rules of Civil Procedure. Notwithstanding the previous sentence, the arbitrators' award shall be made no later than ninety (90) days after their appointment. Subject to the parties' right to be treated fairly, the arbitrators may shorten the periods of time otherwise applicable to the arbitration proceedings under the Rules or the Federal Rules of Civil Procedure to permit the award to be made within the time limitation set forth in the previous sentence.

                                   Article 12
                                 Miscellaneous
                                 -------------

    12.1  Notices.  All notices under this Agreement ("Notices") shall be given:
          -------
(i) by personal delivery; (ii) by facsimile transmission; (iii) by registered or certified mail, postage prepaid, return receipt requested; or (iv) by nationally recognized overnight or other express courier services, as follows:

          (a)  If to Purchaser:

               Coal Ventures, Inc.
               1500 North Big Run Road
               Ashland, Kentucky  41102
               Attention:  Donald P. Brown, President
               Telephone No.:  (606) 928-3433
               Telecopy No.:  (606) 928-0450

               With a copy to:

               Paul E. Sullivan, Esq.
               Brown, Todd & Heyburn PLLC
               2700 Lexington Financial Center
               Lexington, Kentucky  40507
               Telephone No.:  (606) 231-0000
               Telecopy No.:  (606) 231-0011

          (b)  If to the Shareholders:

               Mr. Richard G. Preservati
               P.O. Box 1112
               Princeton, West Virginia  24740
               Telephone No.:  (304) 425-8373
               Telecopy No.:  (304) 487-3313

               With a copy to:

               E. Forrest Jones, Jr., Esq.
               Albertson & Jones
               P.O. Box 1989
               Charleston, West Virginia  25327
               Telephone No.:  (304) 343-9466
               Telecopy No.:  (304) 345-2456

All Notices shall be effective and shall be deemed delivered: (i) if by personal delivery, on the date of delivery if delivered during normal business hours of the recipient, and if not delivered during such normal business hours, on the next Business Day following delivery; (ii) if by facsimile transmission or overnight courier service, on the next Business Day following dispatch of such facsimile or overnight courier package; and (iii) if by mail, on the third
(3rd) Business Day after dispatch thereof. Either party may change its address by Notice to the other party.

    12.2  Waivers.  No waiver or failure to insist upon strict compliance with
          -------
any obligation, covenant, agreement or condition of this Agreement shall operate as a waiver of, or an estoppel with respect to, any subsequent or other failure.

    12.3  Expenses.  Each party shall assume its respective expenses incurred in
          --------
connection with the transactions contemplated by this Agreement except as expressly provided in Section 5.6 and Article 11 of this Agreement. The Shareholders agree that after the Closing none of the Companies will bear any costs or expenses related to this Agreement.

    12.4  Headings; Interpretation.  The headings in this Agreement have been
          ------------------------
included solely for ease of reference and shall not be considered in the interpretation or construction of this

Agreement. All references herein to the masculine, neuter or singular shall be construed to include the masculine, feminine, neuter or plural, as applicable.

    12.5  Annexes and Schedules.  The Annexes and Schedules to this Agreement
          ---------------------
are incorporated herein by reference and expressly made a part hereof. Shareholders shall have the right to and shall amend the Schedules hereto at the time of Closing such that all disclosures, covenants, representations and warranties are true and complete at the time of the Closing. Such amendments may be the basis for the termination of this Agreement if such amendments which have not been otherwise disclosed to Purchaser are, in the aggregate, material unless the Purchase Price or the other terms and conditions of this Agreement are amended in response to such changed schedule or annex if requested by Purchaser. Except with respect to the Financial Statements and the Interim Financial Statements, the specification of any dollar amount for any item in any Schedule or Annex hereto is intended only as an estimate at the time of the preparation of such Schedule or Annex, and no party shall use the fact of the setting forth of any such amount as proof of or determinitive of the amount of any scheduled or annexed item. Unless this Agreement specifically provides otherwise, neither the specification of any item or matter in any representation or warranty contained in this Agreement nor the inclusion of any specific item in any Schedule hereto is intended to imply that such item or matter, or other items or matters, are or are not in the ordinary course of business, and no party shall use the fact of the setting forth or the inclusion of any such item or matter in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in any schedule is or is not in the ordinary course of business for purposes of this Agreement. Disclosure of any fact or item in any Schedule hereto shall, should the existence of the fact or item or its contents be relevant to any other Schedule, be deemed to be disclosed with respect to that other Schedule whether or not an explicit reference appears, provided that such disclosure would give a diligent purchaser reasonable notice of the relevance of such fact or item or its contents to such other Schedule. No representation or warranty hereunder shall be deemed to be inaccurate if the actual situation is disclosed (or deemed disclosed pursuant to this Section 12.5) in any Schedule.

    12.6  Entire Agreement.  All prior negotiations and agreements by and among
          ----------------
the parties hereto with respect to the subject matter hereof are superseded by this Agreement and the Other Documents, and there are no representations, warranties, understandings or agreements with respect to the subject matter hereof other than those expressly set forth herein or in an Annex or Schedule delivered in connection herewith or therewith. No change shall be enforceable unless in writing and signed by the party against whom enforcement is sought.

    12.7  Representations and Warranties, Etc.  The representations and
          -----------------------------------
warranties of each party contained herein shall not be deemed to be waived or otherwise affected by any investigation made by any other party hereto. As used in this Agreement, the term "Principal Shareholder's knowledge," and all other references to material matters which are known by or to the Principal Shareholder, shall refer to material matters which are known, or which with the exercise of reasonable care should have been known, by the Principal Shareholder after consultation with the Companies' current corporate officers, directors and general manager, and after his due investigation of corporate records (except that if the Principal Shareholder is required to make "due inquiry" with respect to any matter, he shall make such additional inquiry as a reasonable person would make under the circumstances).

    12.8  Governing Law.  This Agreement shall be governed by, and construed and
          -------------
interpreted in accordance with, the laws of the State of West Virginia. Each party agrees that any action brought in connection with this Agreement (as permitted under Article 11) against another shall be filed and heard in a court of competent jurisdiction in West Virginia.

    12.9  Brokers.  The parties covenant and agree with one another that they
          -------
have not dealt with any broker or finder in connection with any of the transactions contemplated in this Agreement and, insofar as they know, no broker or other Person is entitled to a commission or finders' fee in connection with these transactions. Each party shall indemnify and hold the other parties harmless from and against any claim by any agent or broker claiming by or through it for any fee or other compensation due or allegedly due that broker or agent.

    12.10 Counterparts.  This Agreement may be executed in any number of
          ------------
counterparts, including by means of facsimile, each of which shall be an original, but all of which together shall constitute one and the same instrument.

    12.11 Benefit and Binding Effect.  This Agreement shall be binding upon, and
          --------------------------
shall inure to the benefit of, the Shareholders and their heirs, personal representatives, successors and assigns, and Purchaser and each of its successors and assigns; provided, however, that no party to this Agreement shall assign his or its rights or obligations hereunder without the express written consent of the other parties, which consent shall not be unreasonably withheld, and no party shall be released of its obligations under this Agreement as a result of such assignment. However, notwithstanding anything to the contrary in this Section 12.11, Purchaser may (i) assign its rights under this Agreement to an Affiliate of Purchaser, or (ii) collaterally assign its rights under this Agreement to any lender of Purchaser.

    12.12 Specific Performance.  Subject to Article 11, the parties shall be
          --------------------
entitled to specific performance, injunctive relief and other equitable relief for breaches of the other parties' covenants and agreements, and such relief may be awarded by the arbitrators pursuant to Article 11. Therefore, it is agreed the parties will not, in any action to enforce this Agreement, assert that there is an adequate remedy at law for the default under which such action or proceeding is based.

    12.13 Severability.  If any provision of this Agreement or its application
          ------------
will be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of all other applications of that provision, and of all other provisions and applications hereof, will not in any way be affected or impaired. If any court shall determine that any provision of this Agreement is in any way unenforceable, such provision shall be reduced to whatever extent is necessary to make such provision enforceable.

    12.14 No Consequential Damages.  Except as prohibited by law, each party
          ------------------------
waives any right it may have to claim or recover any special, exemplary, punitive or consequential damages, or any damages other than, or in addition to, actual damages.

    12.15 Post-Closing Assistance.  In case at any time after the Closing any
          -----------------------
further action is reasonably necessary or desirable to consummate the transactions contemplated by this Agreement and the Other Documents, the Principal Shareholder and Purchaser will promptly take or cause to be taken such further action (including the execution and delivery of such further instruments and documents) as Principal Shareholder or Purchaser may reasonably request.

    12.16 Cooperation.  The Principal Shareholder and Purchaser shall cooperate
          -----------
fully, completely and promptly with each other as much as reasonably possible in connection with satisfying all conditions to, and effecting the transactions contemplated by, this Agreement as soon as reasonably possible.

    12.17 Representations and Warranties.  The Principal Shareholder and
          ------------------------------
Purchaser shall not cause or permit any of their respective representations and warranties made in this Agreement to be intentionally or materially untrue or incomplete on the Closing Date or at any time prior thereto.

    12.18 Publicity.  Except as required by applicable law or in contemplation
          ---------
or the performance of this Agreement, without the prior written consent of the other, Principal Shareholder and Purchaser shall not disclose or publish, or permit the disclosure or publication of, any information concerning the execution and delivery of this Agreement, or the transactions contemplated by this Agreement, to any Person.

    12.19 Hart-Scott-Rodino.  The parties agree that the transactions
          -----------------
contemplated hereby do not require any filings or notifications with respect to the HSR Act.

    12.20 Surety Bond.
          -----------

          (a) At the Closing, Purchaser shall deliver or cause to be delivered to the Principal Shareholder a surety bond, actionable by Principal Shareholder upon terms and conditions acceptable to the Principal Shareholder, substantially in the form of Annex 12.20 hereto and from a surety or financial institution reasonably acceptable to Principal Shareholder, as collateral security for Purchaser's obligations for the Deferred Payments and Production Payments owed under this Agreement and the Other Documents (the "Surety Bond"). The Surety Bond shall be issued in the face amount of Fifteen Million Dollars ($15,000,000) and, beginning on the second (2nd) anniversary of the Closing Date, and on each of the following four (4) anniversaries of the Closing Date, Purchaser or its Affiliates may decrease the face amount of the Surety Bond by Three Million Dollars ($3,000,000.00) provided that Purchaser and its Affiliates are not in default of their respective obligations to pay the Deferred Payments and the Production Payments at such time. The Surety Bond shall terminate on the sixth
(6th) anniversary of the Closing Date.

          (b) If Principal Shareholder believes that Purchaser or its Affiliates have failed to pay any Deferred Payment or Production Payment when due, Principal Shareholder may notify Purchaser of such alleged failure. If Purchaser shall fail to cure such default or if Purchaser disputes such default but Purchaser and Principal Shareholder shall fail to resolve such dispute within thirty (30) days after Principal Shareholder has provided notice of the alleged default, Principal Shareholder may file all required documentation and collect the amount at issue plus interest thereon as provided in Section 2.2 (d) under the Surety Bond. If the parties subsequently agree that Purchaser or its Affiliate was not in default as set forth in Principal Shareholder's notice or if a court or arbitration panel determines that Purchaser or its Affiliate was not in default as set forth in Principal Shareholder's notice, Principal Shareholder shall immediately reimburse such amount to Purchaser and shall pay Purchaser interest at the rate set forth in
Section 2.2(d) for the period of time from the date that Principal Shareholder collected such amount under the Surety Bond until the date that such amount has been repaid to Purchaser.

     12.21     Releases.  At the Closing, Principal Shareholder shall provide
               --------
written evidence that all indebtedness for borrowed money of the Companies which constitutes an Assumed Liability has been paid.

     IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date set forth in the preamble hereto.


PURCHASER:                    COAL VENTURES, INC.


                              By: /s/ MARC MURRETT
                                 ---------------------------------------
                              Title: SENIOR VICE PRESIDENT
                                    ------------------------------------


SHAREHOLDERS:                 /s/ RICHARD G. PRESERVATI
                              ------------------------------------------
                              RICHARD G. PRESERVATI


                              /s/ NANCY KAREN PRESERVATI
                              ------------------------------------------
                              NANCY KAREN PRESERVATI


                              /s/ RICHARD G. PRESERVATI, II
                              ------------------------------------------
                              RICHARD G. PRESERVATI, II


                              /s/ NICHOLAS SHEA PRESERVATI
                              ------------------------------------------
                              NICHOLAS SHEA PRESERVATI

                              /s/ TIMOTHY BOGGESS
                              ------------------------------------------
                              TIMOTHY BOGGESS


                              /s/ GINA DENISE BOGGESS
                              ------------------------------------------
                              GINA DENISE BOGGESS

                             SCHEDULES AND ANNEXES

ANNEXES

   1.1(q)          Form of Contract Mining Agreement
   1.1(cc)         Financial Statements
   1.1(dd)         Form of Future Relationship Agreement
   1.1(kk)         Interim Financial Statements
   2.2(f)          Form of Note
   12.20           Form of Surety Bond


SCHEDULES

   1.1(m)          Accounting Principles
   2.1(b)(i)       Excluded Assets
   2.1(b)(ii)      Contributed Assets
   2.1(b)(iii)     Contributed Permits
   2.2(c)          Current Assets and Liabilities
   2.5             Assumed Liabilities
   3.1(a)          Organization
   3.5(b)          Authority
   3.5(c)          Regulatory Notices
   3.7(a)          Tangible Assets
   3.8(a)          Material Change
   3.8(b)          Adverse Change
   3.8(c)          Commitments, Obligations
   3.9(b)          Tax Returns
   3.9(c)          Tax Payments
   3.9(d)(i)       Tax Disputes
   3.9(d)(ii)      List of Tax Returns
   3.9(e)          Statute of Limitations
   3.9(f)          Tax Liability
   3.9(h)          Tax Adjustment
   3.10(a)         Undisclosed Liabilities
   3.11            Compliance with Law
   3.12(a)         Contracts
   3.12(b)         Non-Continuing Contracts
   3.13            Litigation and Proceedings
   3.14(a)         Leased Real Property
   3.14(b)         Owned Real Property
   3.14(c)         Title

   3.14(f)      Material Default
   3.14(g)      Lessors
   3.14(h)      Possession
   3.15         Condemnation
   3.17         Collectibles
   3.18         Banks, Directors and Officers, Insurance
   3.19(a)(1)   Permits and Approvals
   3.19(a)(2)   Mid-Vol Permits
   3.19(a)(3)   Misrepresentations
   3.19(a)(4)   Notices of Noncompliance
   3.19(b)(1)   Bonds
   3.19(b)(2)   Permit Compliance
   3.20         Intellectual Property
   3.22(a)      List of Insurance Policies
   3.22(b)      Breach of Coverage
   3.22(c)      Claims
   3.23(a)      Collective Bargaining
   3.23(c)(1)   Key Employees
   3.23(c)(2)   Employees
   3.24         Benefit Plans
   3.24(l)      Employer Liability
   3.26(b)      Compliance with Law
   3.26(c)(1)   Permit Maintenance
   3.26(c)(2)   Permit List
   3.26(d)      Legal Notice
   3.26(e)      Environmental Spill
   3.26(f)      Environmental Orders and Complaints
   3.26(g)      Disposal
   3.26(h)      Hazardous Material
   3.26(i)      Hazardous Material Transport
   3.27         Immigration Matters
   3.29(a)      Consents and Notices
   3.29(b)      Required Consents
   3.31         Distributions
   3.32         Powers of Attorney
   6.1          Shareholder Guarantees